CONFIDENTIAL

                                                                  Execution Copy

                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                           BFM AEROSPACE CORPORATION,

                       BFM TRANSPORT DYNAMICS CORPORATION,

                       RBC TRANSPORT DYNAMICS CORPORATION

                                       AND

                      ROLLER BEARING HOLDING COMPANY, INC.

                          Dated as of October 26, 1992
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                                TABLE OF CONTENTS

Section                                                                     Page

1.     The Acquisition ....................................................    1
       1.1.   Purchase and Sale ...........................................    1
       1.2.   Purchase Price ..............................................    3
       1.3.   The Closing .................................................    4
       1.4.   Deliveries by TDC at the Closing ............................    4
       1.5.   Deliveries by Buyer at the Closing ..........................    5

2.     Representations and Warranties of TDC ..............................    6
       2.1.   Organization of TDC; Authorization ..........................    6
       2.2.   No Conflict .................................................    6
       2.3.   Government Consents and Approvals ...........................    6
       2.4.   Financial Statements ........................................    6
       2.5.   Title to Properties .........................................    7
       2.6.   No Undisclosed Liabilities ..................................    7
       2.7.   Litigation ..................................................    7
       2.8.   Taxes .......................................................    7
       2.9.   Absence of Certain Changes ..................................    8
       2.10.  Patents, Trademarks, Etc ....................................    8
       2.11.  Leases ......................................................    9
       2.12.  Contracts and Commitments ...................................    9
       2.13.  Status of Agreements ........................................   10
       2.14.  Pension and Employee Benefit Plans ..........................   10
       2.15.   Compliance with Law ........................................   10
       2.16.   Labor Relations; Employees .................................   10
       2.17.   Permits and Licenses .......................................   11
       2.18.   Government Contracts .......................................   11
       2.19.   Environmental Matters ......................................   12

3.     Representations and Warranties of Buyer ............................   13
       3.1.   Organization of Buyer; Authorization ........................   13
       3.2.   No Conflict as to Buyer .....................................   13
       3.3.   Investigation ...............................................   13
       3.4.   Government Consents and Approvals ...........................   14

4.     Representations and Warranties of RBC ..............................   14
       4.1.   Organization of RBC; Authorization ..........................   14
       4.2.   No Conflict as to RBC .......................................   14
       4.3.   RBC Preferred Shares. .......................................   15
       4.4.   Capital Structure ...........................................   15
       4.5.   No Prior Activities .........................................   15
       4.6.   Financial Statements ........................................   15
       4.7.   Litigation ..................................................   16
       4.8.   Subsidiaries and Affiliates .................................   16
       4.9.   Nonforeign Status ...........................................   16

5.     Covenants by Buyer and TDC .........................................   17
       5.1.   Employees ...................................................   17
       5.2.   Business Records and Files ..................................   18


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Section                                                                     Page

       5.3.   Tax Worksheets ..............................................   18
       5.4.   Delivery of Financial Statements ............................   19
       5.5.   Sales Taxes Arising from Sale of Assets .....................   19
       5.6.   Sales Tax Clearance Certificate .............................   19
       5.7.   Mail and Other Communications ...............................   19
       5.8.   Governmental Contract Novations .............................   19

6.    Survival of Representations and Warranties;
      Indemnification .....................................................   20
      6.1.    Survival ....................................................   20
      6.2.    Time Limitations ............................................   20
      6.3.    Indemnification by BFM and TDC ..............................   20
      6.4.    Indemnification by RBC and Buyer ............................   21
      6.5.    Limitations as to Amount ....................................   21
      6.6.    Brokers .....................................................   22
      6.7.    Bulk Sales Law ..............................................   22
      6.8.    Procedure for Indemnification ...............................   22

7.     Definitions ........................................................   23

8.     Notices ............................................................   25

9.     Jurisdiction; Service of Process ...................................   26
       9.1.   Jurisdiction ................................................   26
       9.2.   Service of Process ..........................................   26

10.    Miscellaneous ......................................................   27
       10.1.  Expenses ....................................................   27
       10.2.  Captions ....................................................   27
       10.3.  No Waiver ...................................................   27
       10.4.  Exclusive Agreement; Amendment ..............................   27
       10.5.  Counterparts ................................................   27
       10.6.  Governing Law ...............................................   27
       10.7.  Representation By Counsel; Interpretation ...................   27
       10.8.  Damages .....................................................   27
       10.9.  Further Assurances; Knowledge ...............................   28
       10.10. Permitted Assignment ........................................   28


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                                INDEX OF EXHIBITS

Exhibit 1.2(a)                -     Certificate of Designations of
                                    Preferred Stock of RBC

Exhibit 1.4(a)                -     Bill of Sale

Exhibit 1.4(b)                -     Standard Industrial Lease

Exhibit 1.4(c)                -     Opinion of O'Melveny & Myers

Exhibit 1.4(g)                -     Roller Bearing Holding
                                    Company, Inc. Stock Subscription and
                                    Shareholder Agreement

Exhibit 1.5(b)                -     Assumption Agreement

Exhibit 1.5(g)                -     Opinion of Gibson, Dunn &
                                    Crutcher


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                               Index of Schedules

Schedule 1.1(a)          -     Excluded Assets

Schedule 1.1(a)(iii)     -     Inventory

Schedule 1.1(a)(iv)      -     Machinery and Furniture

Schedule 1.1(a)(vi)      -     Leasehold Improvements

Schedule 1.1(a)(ix)      -     Contracts

Schedule 1.1(a)(x)       -     Patent and Trademark Rights

Schedule 1.1(b)          -     Assumed Liabilities

Schedule 2.2             -     No Conflict

Schedule 2.3             -     Government Consents and
                               Approvals (TDC)

Schedule 2.5             -     Encumbrances

Schedule 2.8             -     Taxes

Schedule 2.10            -     Disclosure Regarding Patents
                               and Trademark Rights

Schedule 2.11            -     Leases

Schedule 2.14            -     Employee Plans

Schedule 2.15            -     Compliance with Law

Schedule 2.17            -     Permits and Licenses

Schedule 2.19            -     Environmental Matters

Schedule 3.4             -     Government Consents and
                               Approvals (Buyer)


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                            ASSET PURCHASE AGREEMENT

            THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of October 26, 1992, by and among BFM AEROSPACE CORPORATION, a Delaware corporation ("BFM"), BFM TRANSPORT DYNAMICS CORPORATION, a California corporation ("TDC"), RBC TRANSPORT DYNAMICS CORPORATION, a Delaware corporation ("Buyer"), and ROLLER BEARING HOLDING COMPANY, INC., a Delaware corporation ("RBC").

                                R E C I T A L S:

            A. TDC manufactures and sells plain bearings, primarily self-lubricating types, used in various aerospace and industrial applications. The business of TDC is hereinafter referred to as the "Business."

            B. TDC desires to sell to Buyer, and Buyer desires to purchase from TDC, substantially all of the assets of TDC, upon the terms and subject to the conditions set forth herein (all capitalized terms used herein without definition shall have the meanings assigned to them in Section 7 hereof).

            C. BFM is the owner of all of the issued and outstanding capital stock of TDC.

            D. RBC is the owner of all of the issued and outstanding capital stock of Roller Bearing Company of America, Inc., a Delaware corporation ("Roller Bearing"). Roller Bearing is the owner of all of the issued and outstanding capital stock of Buyer.

            NOW, THEREFORE, in consideration of the mutual covenants and agreements contained below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

            1.  The Acquisition.

            1.1.  Purchase and Sale; Assumption of Liabilities.

            (a) Subject to the terms and conditions contained in this Agreement, on the date hereof, TDC shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from TDC, all of the assets, properties, rights, privileges, claims and contracts of every kind and nature owned by TDC and used by TDC in the operation of the Business as of the date hereof (the "Assets"), free and clear of all Encumbrances other than Permitted Encumbrances, and including, without limitation, the assets described


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      below, other than the assets specifically identified in Schedule 1.1(a)
      attached hereto (the "Excluded Assets"):

                  (i) Cash. All of the cash on hand or in bank or in other accounts of TDC.

                  (ii) Accounts Receivable. All trade accounts receivable and other receivables.

                  (iii) Inventory. All of the inventories of raw materials,
            work-in-process, finished products, scraps and rejects, spare parts and supplies, including, without limitation, the items set forth in
            Schedule 1.1(a) (iii) attached hereto, except for the items sold after the date of such schedule in the ordinary course of business of TDC.

                  (iv) Machinery and Equipment. All machinery, apparatus,
            commercial tooling, equipment and trade fixtures, including, without limitation, the items set forth in Schedule 1.1(a) (iv) attached hereto.

                  (v) Office Furniture and Fixtures. All office furniture and fixtures, including, without limitation, the items set forth in
            Schedule 1.1(a) (iv) attached hereto.

                  (vi) Leasehold Improvements. All of TDC's leasehold
            improvements located at the premises occupied by TDC at 3131 West Segerstrom Avenue, Santa Ana, California 92702 (the "Premises"), including, without limitation, the items set forth in Schedule 1.1(a) (vi) attached hereto.

                  (vii)  Goodwill.  The goodwill incident to the Business.

                  (viii) Records and Other Information. All records of the
            Business, including, without limitation, property, production, engineering, contract and accounting records, sales data and records, customer lists and other information relating to customers, catalogs, brochures, suppliers' names, mailing lists and any photographic and advertising materials.

                  (ix) Contracts. All rights in, to and under all purchase and sales orders and commitments, personal property leases and other agreements made in the ordinary course of business, including, without limitation, those set forth in Schedule 1.1(a) (ix) attached hereto (the "Contracts");


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

            provided, however, that to the extent such Contracts are Government Contracts (as hereinafter defined) only to the extent the same are assignable.

                  (x) Intellectual Property. All right, title and interest in and to all copyrights, service marks, trademarks, logos, trade names (including the name "BFM Transport Dynamics Corporation"), patents, patent applications, licenses (including patent licenses), royalty rights and inventions, processes, know-how, formulae, trade secrets, compositions, designs, drawings, specifications, patterns, blueprints, plans, files, notebooks and records relating to research, engineering and development activities, production data and shop rights, including, without limitation, the items set forth in Schedule l.1(a)(x) attached hereto (the "Patent and Trademark Rights").

            (b) Buyer shall assume, perform and discharge only the liabilities and obligations identified in Schedule 1.1(b) and only to the extent set forth therein (the "Assumed Liabilities"). Except as provided in Schedule 1.1(b), or as set forth in Section 5.1 or 6.4 hereof, Buyer shall not purchase, assume or have any liability whatsoever with regard to any Employee Benefit Plan (as such term is hereinafter defined).

            1.2.  Purchase Price.

            (a) The aggregate purchase price for the Assets as defined herein and the Assets as defined in that certain Purchase Agreement, dated as of the date hereof by and among BFM, Ground Support, Inc., a California corporation, Buyer and RBC (the "GSI Purchase Agreement"), shall consist of (i) $4,500,000, payable by Buyer to TDC and GSI to a bank account designated by BFM to be held for the benefit of each, and such shall be payable at the Closing in immediately available funds, (ii) six thousand (6,000) shares of preferred stock, $.O1 par value, of RBC issued to TDC, having the rights, preferences and privileges set forth in the Certificate of Designations (the "Certificate of Designations") attached hereto as
      Exhibit 1.2(a) (the "RBC Preferred Shares"), which shares are consideration for the Assets as defined herein, and (iii) the assumption of the Assumed Liabilities as defined herein and in the GSI Purchase Agreement.

            (b) The purchase price shall be allocated among the Assets as defined herein and the Assets as defined in the GSI Purchase Agreement, based on a schedule to be prepared by Buyer and approved by TDC, which approval shall not be unreasonably withheld, and TDC and Buyer agree to report the purchase and sale of the Assets in a manner consistent with such allocation of purchase price.


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

            1.3. The Closing. The closing of the sale and purchase of the Assets (the "Closing") shall take place at the offices of Latham & Watkins (counsel to RBC's acquisition financing lender, Heller Financial, Inc.), 633 West Fifth Street, Suite 4000, Los Angeles, California, at 9:00 a.m. (local time) on the date hereof.

            1.4. Deliveries by TDC at the Closing. At the Closing, TDC shall deliver the following to Buyer:

            (a)  A Bill of Sale in substantially the form attached hereto as
      Exhibit 1.4(a);

            (b) A Standard Industrial Lease - Net (the "Lease") executed by TD Land, Inc., in substantially the form attached hereto as Exhibit 1.4(b);

            (c) An opinion of O'Melveny & Myers ("OMM"), special counsel to TDC, in substantially the form of Exhibit 1.4(c) attached hereto, dated as of the date hereof and addressed to Buyer and a letter from OMM as to reliance thereon addressed to Heller Financial, Inc.;

            (d) UCC-2 release forms, executed by Wells Fargo Bank, N.A. ("Wells Fargo"), pursuant to which Wells Fargo shall release its security interest in the Assets;

            (e) An officers' certificate for TDC as to the Articles of Incorporation and Bylaws of TDC, the resolutions adopted by the Board of Directors and sole shareholder of TDC authorizing the execution and delivery of this Agreement and the transactions contemplated hereby, and the incumbency of certain officers of TDC;

            (f) An officers' certificate for BFM as to the Certificate of Incorporation and Bylaws of BFM, the resolutions adopted by the Board of Directors of BFM authorizing the execution and delivery of this Agreement and the transactions contemplated hereby, and the incumbency of certain officers of BFM;

            (g) A Roller Bearing Holding Company, Inc. Stock Subscription and Shareholder Agreement, in substantially the form of Exhibit 1.4(g) attached hereto, executed by TDC; and

            (h) All other documents, instruments and writings required by this Agreement to be delivered by TDC at the Closing or otherwise reasonably requested by Buyer to complete the transactions contemplated hereby.


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

            1.5. Deliveries by Buyer at the Closing. At the Closing, Buyer shall deliver the following to TDC:

            (a) By wire transfer of immediately available funds to the account of TDC designated in writing to Buyer prior to the date hereof, the amount of the cash portion of the purchase price set forth in Section 1.2(a) hereof;

            (b) An Assumption Agreement executed by Buyer in substantially the form attached hereto as Exhibit 1.5(b);

            (c)  The Lease executed by Buyer;

            (d) A certificate representing the RBC Preferred Shares issued to TDC;

            (e) An officers' certificate for Buyer as to the Certificate of Incorporation and Bylaws of Buyer, the resolutions adopted by the Board of Directors and sole stockholder of Buyer authorizing the execution and delivery of this Agreement, the Assumption Agreement and the Lease and the transactions contemplated hereby and thereby and the incumbency of certain officers of Buyer;

            (f) An officers' certificate for RBC as to the Certificate of Incorporation and Bylaws of RBC, the resolutions adopted by the Board of Directors of RBC authorizing the execution and delivery of this Agreement, the filing with the Secretary of State of the State of Delaware of the Certificate of Designations, the issuance of the Preferred Shares to TDC and the transactions contemplated hereby and the incumbency of certain officers of RBC;

            (g) An opinion of Gibson, Dunn & Crutcher, special counsel to RBC, in substantially the form of Exhibit 1.5(g) attached hereto, dated as of the date hereof and addressed to TDC; and

            (h) All other documents, instruments and writings required by this Agreement to be delivered by Buyer at the Closing or otherwise reasonably requested by TDC to complete the transactions contemplated hereby.


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

            2.  Representations and Warranties of TDC.

            TDC represents and warrants to, and agrees with, Buyer as follows:

            2.1. Organization of TDC; Authorization. TDC is a corporation duly organized, validly existing and in good standing under the laws of the State of California with full corporate power and corporate authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of TDC and this Agreement constitutes a legally valid and binding obligation of TDC, enforceable against TDC in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally.

            2.2. No Conflict. Except as set forth in Schedule 2.2 attached hereto, neither the execution and delivery of this Agreement nor the sale of the Assets to Buyer will (a) violate any provision of the Articles of Incorporation or Bylaws of TDC or (b) violate, conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any material agreement or commitment to which TDC is a party or (c) to the best knowledge of TDC, violate any material statute or law or any judgment, decree, order, regulation or rule of any court or other Governmental Body applicable to TDC.

            2.3. Government Consents and Approvals. Except as set forth in
Schedule 2.3 attached hereto, no consent, license, permit, approval or authorization of, or declaration, filing or registration, or any novation or assignment of any contract, with, any Governmental Body is required to be obtained by TDC in connection with its execution and delivery of this Agreement or the sale of the Assets to Buyer.

            2.4. Financial Statements. TDC has delivered to Buyer: (a) an unaudited balance sheet of TDC as at October 31, 1991 and unaudited statements of income and cash flow for the fiscal year then ended, and (b) an unaudited balance sheet of TDC as at August 31, 1992, and unaudited statements of income and cash flow for the ten months then ended, including in each case the notes thereto. The financial statements described in clause (a) of the preceding sentence are referred to collectively as the "TDC Financial Statements," the balance sheet as at August 31, 1992 is referred to as the "TDC Balance Sheet" and the financial statements described in clause (b) of the preceding sentence are referred to collectively as the "TDC Interim


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

Statements." The TDC Financial Statements and notes thereto present fairly the financial condition and results of operations of TDC as at the respective dates thereof and for the period therein referred to, in accordance with GAAP, except as otherwise disclosed therein. The TDC Interim Statements present fairly the financial condition and results of operations of TDC as at the date thereof and for the period therein referred to in accordance with GAAP on a basis consistent with the TDC Financial Statements, except that the TDC Interim Statements do not contain complete footnote disclosure and are subject to normal year-end adjustments, which will not be material.

            2.5. Title to Properties. TDC has good and marketable title to all the Assets (including those reflected on the Balance Sheet, except for assets sold, consumed or otherwise disposed of in the ordinary course of business since the date of the Balance Sheet), and on the date hereof Buyer shall receive good and marketable title to the Assets, free and clear of all Encumbrances, except for (a) Encumbrances set forth in Schedule 2.5 attached hereto, (b) liens for taxes not yet due or being contested in good faith by appropriate proceedings (which proceedings, if any, are identified in Schedule 2.5) or (c) other Encumbrances which, individually or in the aggregate, do not (i) have a material adverse effect on the use of the asset in question or (ii) materially or adversely affect the value of the asset in question or the operation of the Business (the Encumbrances referred to in (a) through (c) above are collectively referred to herein as "Permitted Encumbrances"). Since the date of the Balance Sheet, TDC has not sold or disposed of any of its assets outside of the ordinary course of business. The Assets and the Excluded Assets comprise all of the assets, and the only assets, used by TDC in conducting the Business as presently operated.

            2.6. No Undisclosed Liabilities. TDC has no liabilities or obligations that were not reflected or reserved against in the Balance Sheet, except for liabilities and obligations incurred since the date of the TDC Balance Sheet in the ordinary course of business and consistent with past practice.

            2.7. Litigation. There is no claim, action, suit or proceeding by or before any court or Governmental Body pending or, to the best knowledge of TDC, threatened against TDC, nor does TDC know of any facts that would form the basis of any such claim, action, suit or proceeding.

            2.8. Taxes

            (a) TDC (and any affiliated group of which TDC is now or has been a member), has duly and timely filed with


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

the appropriate taxing authorities all returns (including, without limitation, information returns and reports) in respect of Taxes required to be filed through the date hereof. The information filed is complete and accurate in all material respects. Neither TDC, nor any group of which TDC is now or was a member, has requested any extension of time within which to file returns (including, without limitation, information returns) in respect of any Taxes.

            (b) All Taxes in respect of periods beginning before the date hereof, have been paid, or an adequate reserve has been established therefor and TDC has no liability for such taxes in excess of the amounts so paid or reserves so established.

            (c) (i) No deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other governmental authority; (ii) there are no pending or threatened audits, investigations or claims for or relating to any liability in respect of Taxes, and there are no matters under discussion with any governmental authorities with respect to Taxes that are likely to result in an additional amount of Taxes; (iii) no issues have been raised in any pending or completed audit of TDC which could reasonably be expected to affect the tax liability of TDC for a taxable year which has either not been audited or as to which no audit is pending; (iv) audits of federal, state, and local returns for Taxes by the relevant taxing authorities have been completed for each period set forth in Schedule 2.8; (v) TDC has not been notified that any taxing authority intends to audit a return for any other period; and (vi) no extension of a statute of limitations relating to Taxes is in effect with respect to TDC, and no Tax lien has been filed by any Tax authority against any property or assets of TDC.

            (d) TDC is not a "foreign person" as defined in Section 1445(f)(3) of the Code.

            2.9. Absence of Certain Changes. Since the date of the Balance Sheet, (a) there has been no material adverse change in the business, financial condition, prospects or operations of TDC (other than changes resulting from general economic conditions and matters generally affecting companies engaged in businesses similar to TDC) and (b) the Business has been conducted by TDC only in the ordinary course and consistent with past practices.

            2.10. Patents, Trademarks, Etc. Schedule 1.1(a)(x) sets forth a list of the Patent and Trademark Rights, which are all United States and foreign patents, registered trademarks, registered trade names, copyrights, and applications therefor owned or used by TDC in the conduct of the Business. Except as disclosed in Part A of Schedule 2.10 attached hereto, (a) TDC owns (or possesses licenses or other rights to use) all material Patent and Trademark Rights necessary to the conduct of its business as currently conducted and (b) there are no existing or, to the best knowledge of TDC, threatened claims by any Person with respect to the use, or challenging the ownership, of the Patent and Trademark Rights by TDC. To the best knowledge of TDC, there is no material infringing use by any Person of the Patent and Trademark Rights and TDC has not granted a license or sub-license in the Patent and Trademark Rights to any third parties except for such licenses in the Trademark Rights granted to distributors, pursuant to those certain agreements, a complete list of which is contained in Part B of Schedule 2.10, as are necessary for such distributors to effectively advertise and sell TDC's goods.

            2.11. Leases. Schedule 2.11 attached hereto contains a list of all real property leases and material personal property leases pursuant to which TDC is a party. All such leases are valid, binding and enforceable in accordance with their terms, and are in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws or equitable principles relating to or affecting the rights of creditors generally; there are no existing material defaults (or events which, with notice or lapse of time or both, would constitute a material default) by TDC thereunder.

            2.12. Contracts and Commitments. Except as set forth in Schedule 2.12, Schedule 2.11, Schedule 1.1(a) (ix) or Schedule 2.5, TDC is not a party to or bound by, and the Contracts shall not include, any written agreement, contract or commitment (a) having a remaining term of more than two years or providing for payments to or by TDC in excess of $50,000; (b) providing for employment or the payment of any bonus or commission based on sales or earnings, or which contains any severance or termination pay liabilities or obligations;
(c) with any union or other collective bargaining representative of its employees; (d) providing for or evidencing indebtedness for borrowed money; (e) providing for capital expenditures in excess of $100,000 in the aggregate; (f) with an Affiliate; (g) with a distributor or dealer, franchiser, retail sales organization, sales agency or manufacturer's representative; or (h) granting any preferential rights to purchase any of TDC's assets, property or rights or requiring the consent of any party to the transfer to or assignment of such assets, properties or rights or expressly limiting or restricting the ability to transfer or assign such assets, property or rights other than in the ordinary course of business.


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

            2.13. Status of Agreements. All Contracts are valid and in full force and effect and there are no existing material defaults (or events which, with notice or lapse of time or both1 would constitute a material default) by TDC or, to the best knowledge of TDC, by any other party thereunder.

            2.14.  Pension and Employee Benefit Plans.

            (a) Schedule 2.14 attached hereto lists each plan sponsored by BFM or TDC that covers employees of TDC and is subject to Part 6 of Title I of ERISA (the "Employee Plans"). Notwithstanding the foregoing, the term "Employee Plans" shall exclude the TDC Security 90 Plan for all purposes under this Agreement. True and complete copies of all Employee Plans have been delivered or made available to Buyer.

            (b) Schedule 2.14 discloses each Multiemployer Plan to which TDC or any ERISA Affiliate has at any time within the last six years had an obligation to contribute or with respect to which it may be secondarily liable for withdrawal liability payments under Section 4201 of ERISA.

            (c) Except as disclosed in Schedule 2.14 hereto, there has been no withdrawal by TDC or any of its ERISA Affiliates from any Multiemployer Plan within the past six years, and if a complete or partial withdrawal were to occur as of the Closing, there is no basis to expect that any withdrawal liability would be imposed on TDC, either primarily or secondarily, with respect to any Multiemployer Plan.

            2.15. Compliance with Law. Except as set forth in Schedule 2.15, to the best knowledge of TDC, the Business has been operated by TDC in compliance in all material respects with all laws, rules, regulations and orders applicable to the Business (including, without limitation, any such laws, rules, regulations and orders pertaining to the discharge or release of any pollutants, contaminants, chemicals or industrial, toxic or hazardous materials into the environment), except for failures to comply that would not, individually or in the aggregate, have a Material Adverse Effect.

            2.16. Labor Relations; Employees. TDC is not delinquent in any material payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such employees, there is no unfair labor practice complaint against TDC pending before the National Labor Relations Board or any comparable state, local or foreign agency and neither any grievance which might have a Material Adverse Effect nor any arbitration proceeding arising out of or under any collective bargaining agreement is currently pending. There is no strike, work stoppage, slowdown or other labor difficulty actually occurring or, to the knowledge of TDC, threatened against or directly affecting the operations of TDC.

            2.17. Permits and Licenses. Schedule 2.17 lists, and TDC currently has in full force and effect, all governmental licenses and permits required for the conduct of the Business as now conducted, the absence of which would have a Material Adverse Effect, and within the past three years TDC has conducted its operations pursuant to then effective governmental licenses and permits.

            2.18.  Government Contracts.

            (a) Government Contracts Compliance. With respect to each Government Contract or Bid to which TDC is a party, to the best knowledge of TDC, (i) TDC has complied with all material terms and conditions of such Government Contract or Bid, including all clauses, provisions and requirements incorporated expressly, by reference or by operation of law therein; (ii) TDC has complied with all requirements of any statute, rule, regulation, order or agreement pertaining to such Government Contract or Bid; (iii) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract or Bid were current, accurate and complete as of their effective date, and TDC has fully complied with all such representations and certifications; (iv) neither the U.S. Government nor any prime contractor, subcontractor or other person has notified TDC, either orally or in writing, that TDC has breached or violated any statute, rule, regulation, certification, representation, clause1 provision or requirement; (v) no termination for convenience, termination for default, cure notice or show cause notice has been issued; (vi) no cost incurred by TDC has been questioned or disallowed; and
(vii) no money due to TDC has been (or has been attempted to be) withheld or set off.

            (b) Investigations and Audits. To the best knowledge of TDC, (i) neither TDC, any of TDC's Affiliates nor any of TDC's directors, officers, employees, agents or consultants is (or for the last five years has been) under administrative, civil or criminal investigation, indictment, audit or internal investigation with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Bid; (ii) neither TDC nor any of TDC's Affiliates has made a voluntary disclosure to the U.S. Government with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Bid; (iii) there is no irregularity, misstatement or omission arising under or relating to any Government Contract or Bid that has led or could lead, either before or after the date hereof, to any of the consequences set forth in (i) - (ii) above or any other damage, penalty assessment, recoupment of payment or disallowance of cost.

            (c) Financing Arrangements and Claims. To the best knowledge of TDC, there exists (i) no financing arrangement with respect to performance of any current Government Contract; (ii) no outstanding claim against TDC, either by the U.S. Government or by any prime contractor, subcontractor, vendor or other third party, arising under or relating to any Government Contract or Bid; (iii) no fact upon which such a claim may be based on the future; (iv) no dispute between TDC and the U.S. Government or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Bid; and (v) no fact known by TDC over which such a dispute may arise in the future. To the best knowledge of TDC, TDC has no interest in any pending or potential claim against the U.S. Government or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Bid.

            (d) No Suspension or Debarment. Neither TDC nor any of its directors or officers, nor, to the best knowledge of TDC, any employee of TDC is (or for the last five years has been) suspended or debarred from doing business with the U.S. Government or has been declared nonresponsible or ineligible for U.S. Government contracting. TDC knows of no circumstances that, to the best knowledge of TDC, would warrant the institution of suspension or debarment proceedings or the finding of nonresponsibility or ineligibility on the part of TDC in the future.

            2.19. Environmental Matters. Except as set forth in Schedule 2.19 attached hereto, no Environmental Condition relating to the Assets or the Business exists in violation of any Environmental Laws. For purposes of this
Section 2.19, "Environmental Condition" means the existence, release, emission, discharge, generation, removal or disposition of any Hazardous Substance; "Hazardous Substance" means (i) any chemical, compound, material or substance that is defined, listed in, or otherwise classified pursuant to, any Environmental Laws as a "hazardous substance", "hazardous material", "hazardous waste", "toxic substance" or "toxic pollutant", and (ii) asbestos, petroleum, natural gas, natural gas liquids, liquified natural gas, synthetic gas usable for fuel and drilling fluids, produced waters, and other wastes associated with the exploration, development or production of crude oil, natural gas, or geothermal resources; and "Environmental Laws" means any and all federal, state and local laws (whether under common law, statute, rule, regulation or otherwise) and other requirements of governmental authorities relating to the environment or to any Hazardous Substance or Environmental Condition (including, without limitation, CERCLA and the applicable provisions of the California Health and Safety Code and the California Water Code).

            3.  Representations and Warranties of Buyer.

            Buyer represents and warrants to, and agrees with, TDC as follows:

            3.1. Organization of Buyer; Authorization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and corporate authority to execute and deliver this Agreement, the Assumption Agreement and the Lease and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement, the Assumption Agreement and the Lease have been duly authorized by all necessary corporate action (including, but not limited to, approval by the Board of Directors) on the part of Buyer and each of this Agreement, the Assumption Agreement and the Lease constitutes a valid and binding obligation of Buyer, enforceable against it in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally.

            3.2. No Conflict as to Buyer. Neither the execution and delivery of this Agreement, the Assumption Agreement or the Lease nor the performance of Buyer's obligations hereunder or thereunder will (a) violate any provision of the Certificate of Incorporation or Bylaws of Buyer, (b) violate, conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any agreement or commitment to which Buyer is party or (c) to the best knowledge of Buyer, violate any statute or law or any judgment, decree, order, regulation or rule of any court or other Governmental Body applicable to Buyer.

            3.3.  Investigation.

            (a) Buyer has performed extensive due diligence and investigations with respect to TDC with the intention of forming its own conclusions regarding TDC (financial and otherwise) in response to the parties' express intention and agreement that as of the Closing the sale hereunder shall be without representation or warranty of any kind (express or implied) regarding the Assets, except as set forth in this Agreement and the Bill of Sale. Buyer will rely solely on its own business judgment and investigation with respect to the Assets.

            (b) In connection with Buyer's investigation of TDC, Buyer has received from TDC certain projections and other forecasts, including the projections and other forecasts contained in the Confidential Offering Memorandum provided to Buyer. Buyer acknowledges that TDC makes no representation or warranty with respect to such projections or forecasts.

            3.4. Government Consents and Approvals. Except as set forth in
Schedule 3.4 attached hereto, no consent, approval or authorization of, or declaration, filing or registration with any Governmental Body is required to be obtained by Buyer in connection with the execution and delivery of this Agreement, the Assumption Agreement or the Lease or the purchase of the Assets by Buyer.

            4.  Representations and Warranties of RBC.

            RBC represents and warrants to, and agrees with, TDC as follows:

            4.1. Organization of RBC; Authorization. RBC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and corporate authority to execute and deliver this Agreement, to issue the RBC Preferred Shares and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the issuance of the RBC Preferred Shares have been duly authorized by all necessary corporate action on the part of RBC and each of this Agreement and the Certificate of Designations constitutes the legally valid and binding obligation of RBC, enforceable against it in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally.

            4.2. No Conflict as to RBC. Neither the execution and delivery of this Agreement nor the performance of RBC's obligations hereunder, the issuance of the RBC Preferred Shares nor the performance of the Certificate of Designations by RBC will (a) violate any provision of the Certificate of Incorporation or Bylaws of RBC, (b) violate, conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any material agreement or commitment to which RBC is a party or
(c) to the best knowledge of RBC, violate any material statute or law or any judgment, decree, order, regulation or rule of any court or other Governmental Body applicable to RBC.

            4.3. RBC Preferred Shares. The RBC Preferred Shares, when they are issued, sold and delivered hereunder, shall be validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof. The terms, designations, powers, preferences and relative, participating, optional and other special rights and the qualifications, limitations and restrictions of the RBC Preferred Shares are as set forth in the Certificate of Designations.

            4.4. Capital Structure. The authorized capital stock of RBC consists of (i) 200,000 shares of preferred stock, of which 150,000 shares are designated as Redeemable Exchangeable Cumulative Preferred Stock (the "Preferred Stock") and of which 123,319.534 shares are issued and outstanding immediately prior to the Closing. All such outstanding shares are duly authorized, validly issued, fully paid and nonassessable, and there are no preemptive rights to purchase or otherwise acquire any shares of Preferred Stock pursuant to RBC's Certificate of Incorporation or Bylaws.

            4.5. No Prior Activities. RBC, since its inception, has not (a) engaged in any business, (b) entered into any agreements, contracts, guarantees, understandings or other commitments (written or oral) or (c) incurred any liabilities or become subject to any obligations of any nature (matured or unmatured, fixed or contingent), other than in connection with its formation, the Existing Stockholders Agreement, this Agreement or the transactions contemplated hereby or thereby or actions taken in its capacity as the sole stockholder of Roller Bearing, including actions taken in connection with the financing of the operations and acquisition of Roller Bearing and its direct and indirect wholly owned subsidiaries.

            4.6. Financial Statements. RBC has delivered to TDC: (a) substantially final drafts of an audited consolidated balance sheet of RBC and Roller Bearing as at March 31, 1992 (the "RBC Audited Balance Sheet") and related consolidated statements of income and cash flow for the fiscal year then ended (the "RBC Audited Statements"), and (b) an unaudited consolidated balance sheet of RBC and Roller Bearing as at August 31, 1992 (the "RBC Unaudited Balance Sheet") and unaudited statements of income and cash flow for the five months then ended (together with the RBC Unaudited Balance Sheet, the "RBC Unaudited Statements"), including, with respect to each of items (a) and (b) above, the notes thereto. To the best knowledge of RBC, the RBC Audited Statements and notes thereto present fairly the financial condition and results of operations of RBC and Roller Bearing, respectively, as at the date thereof and for the period therein referred to, in accordance with GAAP; provided, however, that RBC did not prepare such statements, although in the ordinary course of RBC's business it has not discovered any fact that would cause RBC to believe that such statements and notes do not present fairly such financial condition and results of operation or were not prepared in accordance with GAAP. To the best knowledge of RBC, the RBC Unaudited Statements present fairly the financial condition and results of operations of RBC and Roller Bearing, respectively, as at the date thereof and for the period therein referred to in accordance with GAAP on a basis consistent with the RBC Audited Statements, except that such Unaudited Statements do not contain complete footnote disclosure and are subject to normal year-end adjustments, which will not be material. Neither RBC nor Roller Bearing has any liabilities or obligations that were not reflected or reserved against in the RBC Unaudited Balance Sheet, except liabilities and obligations incurred since the date of the RBC Unaudited Balance Sheet in the ordinary course of business and consistent with past practice.

            4.7. Litigation. There is no claim, action, suit or proceeding by or before any court or Governmental Body pending or, to the best knowledge of RBC, threatened against RBC or Roller Bearing that could have a material adverse effect on the financial condition, prospects or affairs of RBC or Roller Bearing.

            4.8. Subsidiaries and Affiliates. RBC is the legal and beneficial owner of all of the issued and outstanding capital stock of Roller Bearing. Roller Bearing is the legal and beneficial owner of all of the issued and outstanding capital stock of Buyer. RBC has no Subsidiaries other than Roller Bearing and the Subsidiaries of Roller Bearing.

              4.9. Nonforeign Status. RBC is not a "foreign person" as defined in Section 800.211 of the regulations proposed by the United States Department of the Treasury under Section 721 of the Defense Production Act of 1950, as amended.

            5. Covenants by Buyer and TDC.

            5.1.  Employees.

            (a) Effective as of the Closing, Buyer shall offer employment to all persons who are employees of TDC immediately prior to the Closing on terms of employment and compensation comparable to that received by such employees immediately prior to the Closing; provided, however, that "compensation" for this purpose shall not be deemed to include benefits under any employee benefit plan within the meaning of Section 3(3) of ERISA and provided further that such employees shall not be third party beneficiaries of this Agreement and shall remain terminable at will. All employees of TDC who accept employment with Buyer shall be referred to herein as "Transferred Employees." Effective as of the Closing, Buyer shall assume sponsorship for the Employee Plans (as defined in Section 2.14(a)), and shall be responsible for all liabilities arising under such plans on or after the Closing, but shall be permitted to amend or terminate any of such plans at any time after the Closing. Buyer agrees that it shall use its reasonable efforts to cause the insurer under the Employee Plans to give Transferred Employees full credit under the Employee Plans for all expenses incurred by Transferred Employees and their beneficiaries under the benefit deductible and co-payment provisions of the Employee Plans. Buyer agrees that it shall be liable for any continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") (i) imposed as the result of a "Qualifying Event" (as that term is defined in ERISA Section 603 or Code Section 4980B(f)(3)) that occurs on or after the Closing with respect to any Transferred Employee or (ii) imposed under the Employee Plans for any period extending beyond the Closing with respect to a Qualifying Event which occurred on or before the Closing, provided that TDC (or the plan administrator appointed by it) has met all relevant notice requirements under Section 606 of ERISA or
Section 4980B(f) (6) of the Code pertaining to any Covered Employee or Qualified Beneficiary (as such terms are defined in Section 607 of ERISA and Sections 4980B(f) and (g) of the Code) affected by such Qualifying Event. Furthermore, Buyer shall indemnify BFM and TDC for any liability or penalty imposed under COBRA (i) with respect to any Transferred Employee as the result of a Qualifying Event that occurs on or after the Closing, and (ii) with respect to any employee of TDC (including TDC employees who are not Transferred Employees) who is eligible to receive continuation coverage under the Employee Plans in accordance with COBRA for any period of time extending beyond the Closing, but excluding any purposes of this Section 5.1(a) any liability for which BFM and TDC are liable under Section 6.3(e).

            (b) Buyer understands that certain employees of TDC have accrued benefits in the LS, Inc. Plan and that in accordance with Section 9.02(b)(2) of that agreement between BFM Acquisition Corp. and Lear Siegler Aerospace Products Holding Corp., dated July 30, 1987, the LS, Inc. Plan provides (i) that certain service by employees of BFM and its Affiliates is taken into account for purposes of vesting (but not benefit accrual) under the LS, Inc. Plan and (ii) that certain compensation of employees of BFM and its Affiliates is used in computing the benefit of such employees under the LS, Inc. Plan ("Rollup Agreement"). BFM, TDC and Buyer agree that any benefits payable under the Rollup Agreement are an obligation solely of the LS, Inc. Plan and neither BFM, TDC nor Buyer shall have any liability for any benefits payable as a result of the Rollup Agreement and that neither BFM, TDC nor Buyer is responsible in any way for any effect on benefits otherwise payable under the Rollup Agreement caused by the transactions contemplated under this Agreement. Buyer agrees that it shall notify LS, Inc. or its designee promptly after the end of each calendar year and at such other times at LS, Inc. or its designee may reasonably request as to the employment status of each Transferred Employee (as defined in Section 5.1) who has an accrued benefit under the LS, Inc. Plan.

              5.2. Business Records and Files. For a period of five years with respect to Tax records of TDC and three years with respect to other business records of TDC from and after the date hereof:

            (a) Buyer shall not dispose of or destroy any of such records and files of the Business without first offering to turn over possession thereof to TDC by notice to TDC at least 30 days prior to the proposed date of such disposition or destruction.

            (b) Buyer shall allow TDC and its agents access to all such records and files of TDC that are transferred to Buyer in connection herewith for any reasonable purpose upon 10 business days notice that sets forth the documents to be reviewed and the purpose for such review, during normal working hours at Buyer's principal place of business or at any location where such records are stored, and TDC shall have the right, at its own expense, to make copies of any such records and files; any such access or copying shall be had or done in such a manner so as not to interfere with the normal conduct of Buyer's business.

            5.3. Tax Worksheets. Within three months after the date hereof, Buyer shall prepare and deliver to BFM, at the sole expense of Buyer, tax worksheets as at the date hereof of the type customarily prepared by TDC prior to the date hereof, for the purpose of enabling BFM and TDC to file Tax Returns for tax periods ending prior to the date hereof.

            5.4. Delivery of Financial Statements. Until such time as the RBC Preferred Shares have been redeemed in full, RBC shall furnish to TDC annual financial information in the form and at the same time as such information is supplied to any creditor to which RBC is obligated to provide such information or, if RBC is not obligated to deliver annual financial information to any creditor, RBC shall provide TDC a balance sheet as of each fiscal year end of RBC and a statement of operations and cash flows for each such fiscal year then ended, prepared in accordance with GAAP within 90 days after the end of each such fiscal year.

            5.5. Sales Taxes Arising from Sale of Assets. Buyer shall be liable for the payment of any and all sales taxes arising out of or related to the transfer of the Assets by TDC to Buyer hereunder. Seller shall be liable for the payment of any and all sales taxes arising out of or related to TDC's operation of the Business through the date hereof.

            5.6. Sales Tax Clearance Certificate. After the date hereof, Buyer intends to file a request with the California State Board of Equalization (the "Board") for a sales tax clearance certificate as to the satisfaction by TDC of all sales and use tax liability arising from TDC's operation of the Business through the date hereof. TDC will use its reasonable efforts to cooperate with Buyer in connection with Buyer's efforts to obtain such certificate, including, without limitation, making its records available to the Board for audit upon its request.

            5.7. Mail and Other Communications. After the date hereof, Buyer shall forward to TDC all mail, telegrams and other communications, and all express or other packages, addressed to TDC or its agents, promptly after Buyer's receipt thereof. TDC thereupon shall promptly return to Buyer any and all of the same to the extent they relate to the Assets or the Assumed Liabilities.

            5.8. Governmental Contract Novations. After the date hereof, TDC shall use its reasonable efforts to assist Buyer in obtaining all necessary novations to the Government Contracts and any and all other approvals as may be reasonably requested by Buyer in connection with the transfer and assignment of the Government Contracts to Buyer hereunder and TDC shall take such other actions as may be reasonably requested by Buyer in connection therewith.

            6. Survival of Representations and Warranties; Indemnification.

            6.1. Survival. Subject to Section 6.2 hereof, all representations, warranties and agreements contained in this Agreement shall survive the Closing.

            6.2. Time Limitations. Neither BFM nor TDC shall have any liability (for indemnification or otherwise) with respect to any representation or warranty or any claim under Section 6.3(h) hereof, unless on or before the first anniversary of the date hereof (or the second anniversary of the date hereof, in the case of a claim with respect to the breach of Section 2.19 or any claim under Section 6.3(h) hereof), TDC and BFM are given notice asserting a claim with respect thereto and specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer. Neither RBC nor Buyer shall have any liability (for indemnification or otherwise) with respect to any representation or warranty unless on or before the first anniversary of the date hereof, Buyer and RBC are given notice of a claim with respect thereto and specifying the factual basis of that claim in reasonable detail to the extent then known by TDC.

            6.3. Indemnification by BFM and TDC. BFM and TDC shall indemnify and hold harmless Buyer, and shall reimburse Buyer for, any debt, obligation, claim, loss, liability, damage or expense (including, but not limited to, costs of investigation and defense and reasonable attorneys' fees) (collectively, "Damages") relating to, arising from or in connection with (a) any inaccuracy in any of the representations and warranties of TDC in this Agreement, (b) any failure by TDC to perform or comply with any agreement contained in this Agreement, (c) the operation of the Business prior to and on the date hereof other than the Assumed Liabilities and other than claims for breach of warranty or product liabilities (except as specified in clause (d) of this Section 6.3),
(d) all claims made, whether on, after or prior to the date hereof, for breach of warranty or product liability arising out of (i) products shipped by TDC on or prior to the date hereof and (ii) products shipped by Buyer after the date hereof with respect to which Buyer provides TDC with written or other reasonable evidence that such products were manufactured by TDC and constituted finished goods on or prior to the date hereof, (e) any liability or claim of liability arising from the failure of TDC or BEM to comply with the continuation coverage requirements of Sections 601 through 608 of ERISA regarding continued insurance coverage with respect to any Qualifying Event occurring prior to the Closing under the Employee Plans, (f) any and all sales and payroll tax liabilities arising out of TDC's operation of the Business through the date hereof, (g) the remaining 50% of the amount of the liability, if any, not assumed by Buyer pursuant to Section 1.1(b) hereof, for severance payments or termination benefits owing to Frank E. Cole pursuant to that certain Termination Benefits Agreement, dated January 31, 1990, by and between TDC and Frank E. Cole, and (h) the existence or occurrence of any Environmental Condition in violation of any Environmental Law relating to the Business or the Premises prior to the Closing, except to the extent that such Environmental Condition continues to exist solely because of the operation of Buyer's business on the premises.

            6.4. Indemnification by RBC and Buyer. RBC and Buyer shall indemnify and hold harmless TDC, and shall reimburse TDC for, any Damages relating to, arising from or in connection with (a) any inaccuracy in any of the representations and warranties of Buyer in this Agreement, and (b) any failure by Buyer to perform or comply with any covenant or agreement contained in this Agreement, (c) the Assumed Liabilities, (d) the operation of the Business after the date hereof, including, without limitation, the performance of the Government Contracts, (e) all claims made after the date hereof for breach of warranty or product liability arising out of products shipped by Buyer after the date hereof with respect to which Buyer is unable to provide to TDC written or other reasonable evidence that such products were manufactured by TDC and constituted finished goods on or prior to the date hereof, (f) any and all sales taxes arising out of or related to the transfer of the Assets by TDC to Buyer hereunder, and (g) liability imposed on TDC or BFM for benefit payments under the TDC Severance Policy on account of the termination of any Transferred Employee of TDC occurring on or after the Closing. RBC shall indemnify and hold harmless TDC, and shall reimburse TDC for, any Damages relating to, arising from or in connection with any inaccuracy in any of the representations and warranties of RBC in this Agreement and any failure by RBC to perform or comply with any covenant or agreement contained in this Agreement.

            6.5. Limitations as to Amount. Neither BFM nor TDC shall have any liability with respect to any claim made by Buyer pursuant to Section 6.3 until the total of all Damages exceeds $100,000 in the aggregate, at which time BFM and TDC shall be liable only for the amount by which such Damages exceed $100,000 in the aggregate. Neither RBC nor Buyer shall have any liability with respect to any claim made by TDC pursuant to Section 6.4 until the total of all Damages exceeds $50,000 in the aggregate, at which time Buyer and/or RBC shall be liable only for the amount by which such Damages exceed $50,000 in the aggregate. BFM and TDC's collective aggregate liability with respect to matters described in Section 6.3 shall be limited to the amount of the cash portion of the purchase price set forth in Section 1.2 hereof.

            6.6. Brokers. RBC and Buyer shall indemnify and hold harmless TDC, and shall reimburse BFM and TDC for, and TDC shall indemnify and hold harmless Buyer, and shall reimburse Buyer for, all Damages resulting from any claims made by any Person for brokerage or finder's fees or commissions in connection with the transactions contemplated by this Agreement based on any agreement or understanding alleged to have been made by such Person with RBC and Buyer or its Affiliates (in the case of Buyer as the indemnifying party) or BFM and TDC or its Affiliates (in the case of TDC as the indemnifying party).

            6.7. Bulk Sales Law. The parties agree to waive compliance with the provisions of the bulk transfer and bulk sales laws of any applicable state or jurisdiction (the "Bulk Sales Laws") in connection with the purchase and sale of the Assets hereunder. RBC and Buyer shall indemnify and hold harmless TDC, and shall reimburse TDC for, any Damages that TDC may suffer as a result of or due to noncompliance with the provisions of the Bulk Sales Law insofar as they relate to any of the Assumed Liabilities. BFM and TDC shall indemnify and hold harmless Buyer, and shall reimburse Buyer for, any Damages that Buyer may suffer as a result of or due to noncompliance with the provisions of the Bulk Sales Law insofar as they relate to liabilities of TDC other than the Assumed Liabilities.

            6.8. Procedure for Indemnification. Promptly after receipt by an indemnified party under Section 6.3, 6.4, 6.6 or 6.7 of notice of the commencement of any action brought by a third party, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party under such section, give notice to the indemnifying party of the commencement thereof. In case any such action shall be brought against an indemnified party and it shall give notice to the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such section for any fees of other counsel or any other expenses, in each case subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation. If an indemnifying party assumes the defense of such an action, no compromise or settlement thereof may be effected by the indemnifying party without the indemnified party's consent

(which shall not be unreasonably withheld) unless (i) there is no finding or admission of any violation of law or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party and (ii) the sole relief provided is monetary damages that are paid in full by the indemnifying party. In any event, the indemnifying party shall have no liability with respect to any compromise or settlement thereof effected without its consent (which shall not be unreasonably withheld).

            7.  Definitions.

            As used in this Agreement, the following terms have the meanings specified or referred to in this Section 7:

            "Affiliate" -- A Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, another Person.

            "Assets" -- See Section 1.1(a).

            "Assumed Liabilities" -- See Section 1.1(b).

            "Business" -- See Section 1.1(a)(vii).

            "Business Day" -- Any day that is not a Saturday or Sunday or a day on which banks located in the City of Los Angeles are authorized or required to be closed.

            "Buyer" -- See the first paragraph of this Agreement.

            "Closing" -- See Section 1.3.

            "Code" -- The Internal Revenue Code of 1986, as amended.

            "Company Pension Plan" -- Each employee pension benefit plan within the meaning of Section 3(2) of the ERISA, covered by Part 2 of Title I of ERISA, excluding multiemployer plans within the meaning of Section 3(37) of ERISA maintained within the last six years of TDC or any of its ERISA Affiliates.

            "Company Welfare Plan" -- Each employee welfare benefit plan within the meaning of Section 3(1) of ERISA maintained by TDC or any of its ERISA Affiliates.

            "Contracts" -- See Section 1.1(a)(ix).

            "Damages" -- See Section 6.3.

            "Employee Benefit Plans" -- Each Company Pension Plan, Company Welfare Plan and each other profit sharing, group insurance, bonus, deferred compensation, stock option, severance pay, insurance, pension or retirement plan or written agreement relating to employment or "fringe benefits" for employees or officers of TDC.

            "Employee Plans" -- See Section 2.14.

            "Encumbrance" -- Any security interest, mortgage, lien, charge or other adverse claim.

            "ERISA" -- The Employee Retirement Income Security Act of 1974, as amended.

            "ERISA Affiliate" -- Any company that, as of the relevant measuring date under ERISA, is a member of a controlled group of corporations or under common control with TDC within the meaning of Section 414 of the Code.

            "Excluded Assets" -- See Section 1.1(a).

            "GAAP" -- Generally accepted accounting principles in the United States, consistently applied.

            "Governmental Body" -- Any domestic or foreign national, state or municipal or other local government or multi-national body, any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder.

            "Government Contract" or "Government Contract or Bid" -- Any contract with an agency or instrumentality of the U.S. government and all U.S. government sub-contracts.

            "IRS" -- See Section 2.14.

            "Material Adverse Effect" -- A material adverse effect on the Assets or on the financial condition, prospects or affairs of the Business.

            "Multiemployer Plan" -- Each multiemployer plan within the meaning of Section 3(37) of ERISA.

            "PBGC" -- See Section 2.14(i).

            "Patent and Trademark Rights" -- See Section 1.1(a) (x).

            "Permitted Encumbrances" -- See Section 2.5.

            "Person" -- Any individual, corporation, partnership, joint venture, trust, association, unincorporated organization, other entity or Governmental Body.

            "Plans" -- See Section 2.14.

            "Premises" --  See Section 1.1(a)(vi).

            "Subsidiary" -- With respect to any Person, any corporation of which securities having the power to elect a majority of that corporation's Board of Directors (other than securities having that power only upon the happening of a contingency that has not occurred) are held by such Person or one or more of its Subsidiaries.

            "Taxes" -- All taxes, charges, fees, levies, interest, penalties, additions to tax or other assessments, including, but not limited to, income, excise, property, sales, use, value added and franchise taxes, imposed by any Governmental Body.

            "Tax Returns" -- Any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any Governmental Body in connection with the determination, assessment or collection of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

            "TDC" -- See the first paragraph of this Agreement.

            "TDC Balance Sheet" -- See Section 2.5.

            "TDC Financial Statements" -- See Section 2.5.

            "TDC Interim Statements" -- See Section 2.5.

            8.  Notices.

            All notices, consents and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered by hand, (b) sent by telecopier (with receipt confirmed), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by Express Mail, Federal Express or other express delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate as to itself by notice to the other parties):

            (a) If to Buyer or RBC:

                  Roller Bearing Holding Company, Inc.
                  c/o TRIBOS Management Company, Inc.
                  1800 Century Park East, Suite 1000
                  Los Angeles, California  90067
                  Telecopier No.: (310) 277-5591
                  Attention:  Mr. Richard R. Crowell

            with a copy to:

                  Gibson, Dunn & Crutcher
                  333 South Grand Avenue
                  Los Angeles, California 90071
                  Telecopier No.: (213) 229-7520
                  Attention:  Terrance L. Carlson, Esq.

            (b)  If to BFM or TDC:

                  c/o Oak Hill Partners, Inc.
                  65 East 55th Street
                  32nd Floor
                  Telecopier No.: (212) 421-4578
                  Attention:  Mr. Anthony P. Scotto

            with a copy to:

                  O'Melveny & Myers
                  610 Newport Center Drive, 17th Floor
                  Newport Beach, California 92660-6429
                  Telecopier No.: (714) 669-6994
                  Attention:  Gary J. Singer, Esq.

            9.  Jurisdiction; Service of Process.

            9.1. Jurisdiction. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of California, or, if it has or can acquire jurisdiction, in the United States District Court for the Central District of California, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any obligation to venue laid therein.

              9.2. Service of Process. Process in any action or proceeding referred to in Section 9.1 may be served on any party anywhere in the world, whether within or without the State of California.

            10. Miscellaneous.

            10.1. Expenses. Each party shall bear its own expenses incident to the preparation, negotiation, execution and delivery of this Agreement and the performance of its obligations hereunder.

            10.2. Captions. The captions in this Agreement are for convenience of reference only and shall not be given any effect in the interpretation of this Agreement.

            10.3. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

            10.4. Exclusive Agreement; Amendment. This Agreement supersedes all prior agreements among the parties with respect to its subject matter (other than any confidentiality agreement), is intended (with the documents referred to herein) as a complete and exclusive statement of the terms of the agreement among the parties with respect thereto and cannot be changed or terminated orally.

            10.5. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument.

            10.6. Governing Law. This Agreement and (unless otherwise provided) all amendments hereof and waivers and consents hereunder shall be governed by the internal law of the State of California, without regard to the conflicts of law principles thereof.

            10.7. Representation By Counsel; Interpretation. BFM, TDC, RBC and Buyer each acknowledges that it has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law, including but not limited to Section 1654 of the California Civil Code, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of Buyer, BFM, RBC and TDC.

            10.8. Damages. Notwithstanding anything to the contrary elsewhere in this Agreement, no party (or its Affiliates) shall, in any event, be liable to the other party (or its Affiliates) for any consequential damages, including, but not limited to, loss of revenue or income, cost of capital, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement. Each party agrees that it will not seek punitive damages as to any matter under, relating to or arising out of this Agreement.

            10.9. Further Assurances; Knowledge.

            (a) Further Assurances. Each party shall execute and deliver both before and after the Closing such further certifications, agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement the transactions contemplated hereby or to evidence such events or matters.

            (b) Knowledge. As used in this Agreement, the terms "knowledge" or "knowledge and belief" when used with respect to any party shall mean the actual "knowledge" or actual "knowledge and belief" of any one or more of the executive officers of such party.

            10.10. Permitted Assignment. Notwithstanding anything herein to the contrary, Buyer and RBC are permitted to grant to Heller Financial, Inc., a Delaware corporation, for the benefit of the Lenders (as defined in the Amended and Restated Credit Agreement, dated as of October 26, 1992) a continuing security interest in and to all right, title and interest of Buyer and RBC in this Agreement.

            IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the date and year first written above.

                                       BFM AEROSPACE CORPORATION

                                       By: /s/ [Illegible]
                                           ---------------------------
                                           Title: Secretary
                                                  --------------------

                                       BFM TRANSPORT DYNAMICS
                                       CORPORATION

                                       By: /s/ [Illegible]
                                           ---------------------------
                                           Title: Secretary
                                                  --------------------

                                       RBC TRANSPORT DYNAMICS
                                       CORPORATION

                                       By: /s/ [Illegible]
                                           ---------------------------
                                           Title: President & CEO
                                                  --------------------

                                       ROLLER BEARING HOLDING
                                       COMPANY, INC.

                                       By: /s/ [Illegible]
                                           ---------------------------
                                           Title: President & CEO
                                                  --------------------

                                 EXHIBIT 1.2(a)

                  CERTIFICATE OF DESIGNATIONS, PREFERENCES, AND
               RELATIVE, PARTICIPATING, OPTIONAL AND OTHER SPECIAL
                  RIGHTS OF PREFERRED STOCK AND QUALIFICATIONS,
                      LIMITATIONS AND RESTRICTIONS THEREOF

                                       OF

               REDEEMABLE EXCHANGEABLE CUMULATIVE PREFERRED STOCK

                                       OF

                      ROLLER BEARING HOLDING COMPANY, INC.

                        ---------------------------------

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

                        ---------------------------------

            Roller Bearing Holding Company, Inc., a Delaware corporation (the "Corporation"), certifies that pursuant to the authority contained in Article Fourth of its Certificate of Incorporation, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors by unanimous written consent dated October 20, 1992, adopted the following resolution creating a series of its Preferred Stock, par value $0.01 per share, designated as Redeemable Exchangeable Cumulative Preferred Stock.

            WHEREAS, on March 24, 1992, the Board of Directors of this Corporation by Action by Unanimous Consent and the filing of a Certificate of Designations, Preferences, and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof of Redeemable Exchangeable Cumulative Preferred Stock of Roller Bering Holding Company, Inc. created a series of Preferred Stock, par value $0.01 per share, designated as Redeemable Exchangeable Cumulative Preferred Stock with the maximum number of shares issuable fixed at 125,000; and

            WHEREAS, this Corporation authorized an additional 25,000 shares of Preferred Stock having the same designations preferences, and relative, participating optional and other special rights and qualifications, limitations and restrictions as the Redeemable Exchangeable Cumulative Preferred Stock created on March 24, 1992.

            RESOLVED, that a series of the class of authorized Preferred Stock, par value $0.01 per share, of the Corporation be hereby created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

            1. Designation, Issuance and Stated Value. The designation of the series of Preferred Stock authorized by this resolution shall be "Redeemable Exchangeable Cumulative Preferred Stock" (the "Redeemable Preferred Stock"). The maximum number of shares of Redeemable Preferred Stock issuable hereunder shall be 25,000. The shares of Redeemable Preferred Stock shall be issued by the Corporation for their Stated Value (as herein defined), in such amounts, at such times and to such persons as shall be specified by the Corporation's Board of Directors, from time to time. For the purposes hereof, the "Stated Value" of each share of Redeemable Preferred Stock (regardless of its par value) shall be $100 per share, which Stated Value shall be proportionately increased or decreased for any stock consolidation or stock split, respectively, of the outstanding shares of Redeemable Preferred Stock.

            2. Rank. The Redeemable Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank junior to all classes and series of stock of the Corporation now or hereafter authorized, issued or outstanding (collectively, the "Senior Securities") other than the Corporation's "Junior Securities." For the purposes hereof, "Junior Securities" means all series and classes of Common Stock, $.0l par value per share (the "Common Stock") of the Corporation, and such classes or series of stock of the Corporation as shall be designated as junior to the Redeemable Preferred Stock.

            3.  Dividends.

                  (a) Amount. On the last business day of March in each calendar year (the "Dividend Accrual Date"), the holder of each share of the Redeemable Preferred Stock shall become entitled to receive (when as and if declared by the Board of Directors of the Corporation) a dividend (the "Annual Dividend") equal to the sum of (i) eight percent (8%) of the Stated Value of such share (pro-rated for any portion of a full year that such share shall have been issued and outstanding) plus (ii) eight percent (8%) of the Unpaid Dividend Amount (as defined below) as of the previous Dividend Accrual Date. The Unpaid Dividend Amount with respect to each share of the Redeemable Preferred Stock shall be equal to the aggregate of all Annual Dividends that the holder of such share shall have become entitled to receive for such share but that shall not have been declared and paid by the Board of Directors of the Corporation.

                  (b) Accumulation And Time of Payment. Dividends on each share of the Redeemable Preferred Stock shall be cumulative and shall accrue from day to day, whether or not earned or declared, commencing with the date of issue of such share.

Dividends shall be payable annually, when, as and if declared by the Board of Directors of the Corporation.

                  (c) Payment of Accumulated Dividends. Accumulated dividends not paid on prior Dividend Accrual Dates may be declared by the Board of Directors and paid to the holders of record of outstanding shares of Redeemable Preferred Stock as their names shall appear on the stock register of the Corporation on a record date to be established by the Board of Directors, which record date shall be not more than sixty (60) nor less than thirty (30) days preceding the date of payment, whether or not such date is a Dividend Accrual Date. Holders of outstanding shares of Redeemable Preferred Stock shall not be entitled to receive any dividends in excess of the full cumulative dividends to which such holders are entitled as provided in this Section 3.

                  (d) Priority of Cumulative Dividends. So long as any shares of Redeemable Preferred Stock are outstanding, the Corporation shall not (i) declare, pay or set apart for payment any dividend on, or make any distribution in respect of, the Junior Securities or any warrants, rights, calls or options exercisable or convertible into any of the Junior Securities, either directly or indirectly, whether in cash, obligations or shares of the Corporation or other property (other than distributions or dividends of a particular class or series of Junior Securities, or warrants, rights or options exercisable for such Junior Securities, to holders of such Junior Securities) (ii) make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption, retirement or other acquisition for value of any of, or redeem, purchase, retire or otherwise acquire for value any of, the Junior Securities (other than as a result of a reclassification of Junior Securities or the exchange or conversion of one class or series of Junior Securities for or into another class or series of Junior Securities, other than through the use of the proceeds of a substantially contemporaneous sale of other Junior Securities) or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities, or (iii) permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase, redeem, retire or otherwise acquire for value any of the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities, unless, prior to or concurrently with such declaration, payment, setting apart for payment, purchase, redemption, other acquisition for value or distribution, all accrued and unpaid dividends (including accrued dividends, if any, not paid by reason of the terms and conditions of Section 3(e) hereof), if any, on shares of Redeemable Preferred Stock shall have been paid through the immediately preceding Dividend Accrual Date or, if such declaration, payment, setting apart for payment, purchase, other acquisition for value or distribution occurs on a Dividend Accrual Date, through such Dividend Accrual Date; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock held by employees, officers, directors, or consultants of the Corporation (or their permitted transferees) that are subject to restrictive stock purchase agreements under which the Corporation has the option or obligation to repurchase such shares upon the occurrence of certain events, such as termination of employment, and shall not apply to the repurchase of warrants to purchase

Class B Nonvoting Common Stock of the Corporation issued to Heller Financial, Inc. ("Heller") which the Corporation has the option or obligation to purchase pursuant to the terms of the warrant certificate representing such warrants.

                  (e) Restrictions on Payment of Dividends. Notwithstanding anything contained herein to the contrary, no dividends on shares of Redeemable Preferred Stock shall be declared by the Board of Directors or paid or set apart for payment by the Corporation: (i) unless, prior to or concurrently with such declaration, payment or setting apart, all accrued and unpaid dividends, if any, on shares of Senior Securities shall have been paid or declared and set apart for payment through the dividend payment period with respect to such Senior Securities which next precedes or coincides with the Dividend Accrual Date; or
(ii) at such time as such declaration, payment or setting apart is prohibited by the Delaware General Corporation Law (the "DGCL); or (iii) at such time as the terms and provisions of any contract or other agreement of the Corporation or any of its subsidiaries entered into or assumed providing financing (including acquisition financing) or working capital to the Corporation or any of its subsidiaries (whether or not entered into prior to, at or after the issuance of the Redeemable Preferred Stock), specifically prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder.

            4. Liquidation Preference.

                  (a) The Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up the affairs of the Corporation, the holders of shares of Redeemable Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether such assets are capital or surplus and whether or not any dividends are declared, an amount equal to $100 for each share outstanding plus an amount equal to all accrued but unpaid dividends thereon to the date fixed for liquidation, dissolution or winding up (the "Liquidation Preference"), before any payment shall be made or any assets distributed to the holders of Junior Securities. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of the Redeemable Preferred Stock and any series of preferred stock or any other class of stock on a parity, as to rights on liquidation, dissolution or winding up, with the Redeemable Preferred Stock, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the amount that would be payable on such distribution if the amounts to which the holders of outstanding shares of Redeemable Preferred Stock and the holders of outstanding shares of such other securities are entitled were paid in full. Nothing herein contained shall be deemed to prevent redemption of shares of the Redeemable Preferred Stock by the Corporation in the manner provided in Section 5. The liquidation payment with respect to each outstanding fractional share of Redeemable Preferred Stock shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of Redeemable Preferred Stock. All payments for which this Section 4 provides shall be in cash, property (valued at its fair market value, as determined by an independent nationally recognized investment banking firm) or a combination thereof. After payment of the full amount of the Liquidation Preference to which each holder is entitled, such holders of shares of Redeemable Preferred Stock will not be entitled to any further participation in any distribution of the assets of the Corporation.

                  (b) Events Not Constituting Liquidation. For the purposes of this Section 4, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into any other corporation shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

            5.  Redemption.

                  (a) Optional Redemption. Subject to the restrictions set forth in Section 5(d) hereof, the Corporation may, at the option of the Board of Directors, at any time or from time to time, in whole or in part, redeem the shares of Redeemable Preferred Stock at the time outstanding, upon notice given as hereinafter specified and on a date as specified in such notice (the "Optional Redemption Date"), at a redemption price equal to the Stated Value per share, together with accrued and unpaid dividends thereon to the Optional Redemption Date ("Optional Redemption Price").

                  (b) Mandatory Redemption. Subject to the restrictions set forth in Section 5(d) hereof, the Corporation shall redeem in full the Redeemable Preferred Stock at the earliest to occur of any of the following circumstances (each a "Mandatory Redemption Date"): (i) if Annual Dividends shall not have been declared or paid for twelve (12) consecutive years; (ii) upon the sale, lease or transfer of all or substantially all of the assets of the Corporation and its subsidiaries, taken as a whole; (iii) on the date that RBC Equity Partners L.P. and its affiliates, considered as one entity, cease to be the largest single holder of Class A Voting Common Stock of the Corporation; or (iv) upon the consolidation or merger of the corporation with or into any other corporation, in which the Corporation is not the surviving entity. The price at which outstanding shares of Redeemable Preferred Stock shall be redeemed pursuant to this subparagraph (b) of Section 5 shall be the Stated Value per share, together with all accrued but unpaid dividends on such shares to the date fixed for such redemption (the "Mandatory Redemption Price").

                    (c) Manner of Redemption. Notice of redemption of outstanding shares of Redeemable Preferred Stock pursuant to Sections 5(a) and 5(b) shall be sent by or on behalf of the Corporation to the holders of record of outstanding shares of Redeemable Preferred Stock selected for redemption in the manner provided in Section 7(b) hereof. If, as a result of a redemption, a holder would be left with fractions of a share of Redeemable

Preferred Stock ("Fractional Shares"), the Corporation shall redeem the number of shares of such holder that it otherwise would redeem rounded up or down, in the Corporation's sole discretion, to the nearest whole number.

                  (d) Restrictions on Redemptions. No shares of Redeemable Preferred Stock shall be redeemed in whole or part under Sections 5(a) or 5(b) hereof: (i) at any time that such redemption is prohibited by the DGCL; (ii) at any time that the terms and provisions of any contract or other agreement of the Corporation or any of its subsidiaries entered into or assumed providing financing (including acquisition financing) or working capital to the Corporation or any of its subsidiaries (whether or not entered into prior to, at or after the issuance of the Redeemable Preferred Stock), specifically prohibits such redemption or provides that such redemption would constitute a breach thereof or a default thereunder; (iii) unless, prior to or concurrently with such redemption, all unpaid and accrued dividends on Redeemable Preferred Stock and on Senior Securities for dividend periods preceding or ending on the redemption date have been paid in full or have been declared and set aside for payment in full; or (iv) at any time that the Corporation shall be in default in respect of any of its redemption obligations on or under Senior Securities.

                  (e) Priority As To Junior Securities. If the Corporation fails to discharge its obligation to redeem any outstanding shares of Redeemable Preferred Stock required to be redeemed pursuant to paragraph 5(b) hereof (the "Mandatory Redemption Obligation"), (x) the Mandatory Redemption Obligation shall be discharged as soon as the Corporation is able to discharge such Mandatory Redemption Obligation, and (y) so long as such Mandatory Redemption Obligation shall not be fully discharged, the Corporation shall not (i) declare, pay or set apart for payment any dividend on, or make any distribution in respect of, the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities, either directly or indirectly, whether in cash, obligations or shares of the Corporation or other property (other than distributions or dividends of a particular class or series of Junior Securities, or warrants, rights or options exercisable for such Junior Securities, to holders of such Junior Securities), or (ii) make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption, retirement or other acquisition for value of any of, or redeem, purchase, retire or otherwise acquire for value any of, the Junior Securities (other than as a result of a reclassification of Junior Securities or the exchange or conversion of one class or series of Junior Securities for or into another class or series of Junior Securities, other than through the use of the proceeds of a substantially contemporaneous sale of other Junior Securities) or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities, or
(iii) permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase, redeem, retire or otherwise acquire for value any of the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities, provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock held by employees, officers, directors, or consultants of the Corporation

(or their permitted transferees) that are subject to restrictive stock purchase agreements under which the Corporation has the option or obligation to repurchase such shares upon the occurrence of certain events, such as termination of employment, and shall not apply to the repurchase of warrants to purchase Class B Nonvoting Common Stock of the Corporation issued to Heller which the Corporation has the option or obligation to purchase pursuant to the terms of the warrant certificate representing such warrants.

            6.  Exchange.

                  The Redeemable Preferred Stock is exchangeable out of funds legally available therefor, at the sole option of the Corporation, in whole or in part, on any Dividend Accrual Date on or after March 31, 1994, for the Corporation's Subordinated Exchange Debentures due March 31 , 2004 (the "Exchange Debentures"). The Exchange Debentures shall be issued pursuant to an indenture, the form of which shall have been approved by the Corporation and the holders of a majority of the outstanding shares of Redeemable Preferred Stock; provided, however, that if any terms of such Exchange Debentures are less favorable in any material respect to the holders thereof than any comparable term of the Redeemable Preferred Stock, such terms shall have been approved in writing by the holders of 66-2/3% of the Redeemable Preferred Stock. Holders of the outstanding shares of Redeemable Preferred Stock will be entitled to receive $100.00 principal amount of the Exchange Debentures in exchange for each share of Redeemable Preferred Stock held by them at the time of exchange and cash or such principal amount of the Exchange Debentures equal to all accrued but unpaid dividend amounts at the time of the exchange. Such holders may receive Exchange Debentures in amounts less than $100.00 as may be necessary due to the issuance of fractional shares of Redeemable Preferred Stock. On the date of exchange, the rights of the holders of Redeemable Preferred Stock to be exchanged as stockholders of the Corporation shall cease (except the right to receive on the date of the exchange out of funds legally available therefore an amount equal to the amount of accrued and unpaid dividends (in cash or Exchange Debentures) to the Dividend Accrual Date that coincides with the date of exchange), and the person or persons entitled to receive the Exchange Debentures issuable upon exchange shall be treated for all purposes as the registered holder or holders of such Exchange Debentures as of the Dividend Accrual Date that coincides with the date of exchange. The Corporation will cause the Exchange Debentures to be authenticated as of the date on which the exchange is effective and dated the Dividend Accrual Date that coincides with the date of exchange.

            7. Procedure for Redemption or Exchange

                  (a) Selection. In the event that fewer than all of the outstanding shares of Redeemable Preferred Stock are to be redeemed or exchanged pursuant to Section 5 or 6 hereof, the number of shares to be redeemed or exchanged, shall be determined by the Board of Directors at its sole option and shall be redeemed or exchanged pro rata among all holders of the Redeemable Preferred Stock.

                  (b) Notice. If the Corporation redeems or exchanges shares of Redeemable Preferred Stock, notice of every redemption or exchange of shares of Redeemable Preferred Stock shall be mailed by first class mail, postage prepaid, not less than thirty (30) days nor more than sixty (60) days prior to the redemption or exchange date addressed to the holders of record of the shares to be redeemed or exchanged at their respective last addresses as they shall appear on the books of the Corporation; provided, however, that the failure to give such notice or any defect therein or in the mailing thereof shall not affect the validity of the redemption or exchange of any shares so to be redeemed or exchanged except as to the holder to whom the Corporation has failed to give such notice or except as to the holder to whom such notice was defective. Each such notice shall state: (i) the redemption or exchange date; (ii) that shares of Redeemable Preferred Stock are to be redeemed or exchanged and, if less than all the shares held by such holder are to be redeemed or exchanged, the number of such shares to be redeemed or exchanged; (iii) the redemption or exchange price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption or exchange price; and (v) that dividends on the shares to be redeemed or exchanged will cease to accrue on such redemption date.

                  (c) Effect of Redemption or Exchange. Notice having been mailed as aforesaid, from and after the redemption date or as of the exchange date, dividends on the shares of Redeemable Preferred Stock so called for redemption or exchange shall cease to accrue, and said shares shall no longer be deemed to be outstanding and shall be retired and shall have the status of authorized but unissued shares of preferred stock, unclassified as to series, and shall not be reissued as shares of Redeemable Preferred Stock, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price or the Exchange Debentures upon exchange and any accrued and unpaid dividends, in cash or Exchange Debentures) shall cease and terminate. In the event of redemption, if notice of redemption shall have been mailed and if prior to the date of redemption specified in such notice all said funds necessary for such redemption shall have been irrevocably deposited in trust, for the account of the holders of the shares of the Redeemable Preferred Stock to be redeemed (and so as to be and continue to be available therefor), with a bank or trust company named in such notice, thereupon and without awaiting the redemption date, all shares of the Redeemable Preferred Stock with respect to which such notice shall have been so mailed and such deposit shall have been so made, shall be deemed to be no longer outstanding and all rights with respect to such shares of the Redeemable Preferred Stock shall forthwith upon such deposit in trust cease and terminate (except the right of the holders thereof on or after the redemption date to receive from such deposit the amount payable upon the redemption). In case the holders of shares of the Redeemable Preferred Stock that shall have been called for redemption shall not within two years (or any longer period if required by law) after the redemption date claim any amount so deposited in trust for the redemption of such shares, such bank or trust company shall, upon demand and if permitted by applicable law, pay over to the Corporation any such unclaimed amount so deposited with it and shall thereupon be relieved of all responsibility in respect thereof, and thereafter the holders of such shares shall, subject to applicable escheat laws, look only to the Corporation for payment of the redemption price thereof. Upon surrender in accordance with said notice of the certificates for any shares so redeemed or exchanged (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such shares shall be redeemed or exchanged by the Corporation at the redemption price or exchange rate aforesaid. In case fewer than all the shares represented by any such certificate are redeemed or exchanged, a new certificate shall be issued representing the unredeemed or unexchanged shares without cost to the holder thereof.

            8. Voting Rights. Except as specifically set forth in the DGCL, the holders of shares of Redeemable Preferred Stock shall not be entitled to any voting rights with respect to any matters voted upon by stockholders of the Corporation.

            9. Section Headings. Section headings are for convenience of reference only and shall not constitute a part of this Certificate or be referred to in connection with the interpretation or construction hereof.

            IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed, signed and acknowledged by Richard K. Roeder, its Vice President, and to be attested by Kurt B. Larsen, its Secretary, this 20th day of October, 1992.


                                         /s/ Richard K. Roeder
                                         -------------------------
                                         Richard K. Roeder
                                         Vice President

Attest: /s/ Kurt B. Larsen
        -------------------------
        Kurt B. Larsen
        Assistant Secretary

                                 EXHIBIT 1.4(a)

                                  BILL OF SALE

            THIS BILL OF SALE is made as of the 26th day of October, 1992, by BFM TRANSPORT DYNAMICS CORPORATION, a California corporation ("TDC").

                              W I T N E S S E T H:

            That for the consideration set forth in that certain Asset Purchase Agreement, dated as of October 26, 1992 (the "Agreement"), by and between TDC and RBC Holding Company, Inc., a Delaware corporation ("Buyer"), TDC hereby conveys, transfers, assigns and delivers to and vests in Buyer, free and clear of all Encumbrances except Permitted Encumbrances (all capitalized terms used herein and not otherwise defined having the meanings given to them in the Agreement) all of TDC's good and marketable title, right and interest in and to the Assets, which are all the assets of every type and nature (tangible or intangible) owned by TDC as of the date hereof (other than the Excluded Assets identified in Schedule 1.1(a) attached to the Agreement), including, without limitation: (i) all of the cash of TDC on hand or in bank or in other accounts of TDC, (ii) all trade accounts receivable and other receivables of TDC, (iii) all of the inventories of raw materials, work-in-process, finished products, scrap and rejects, spare parts and supplies identified in Schedule 1 attached hereto, except for the items sold after the date of such schedule in the ordinary course of business of TDC; (iv) all machinery, apparatus, commercial tooling, equipment and trade fixtures identified in Schedule 2 attached hereto;
(v) all office furniture and fixtures identified in Schedule 3 attached hereto;
(vi) all of TDC's leasehold improvements located at the premises occupied by TDC at 3131 West Segerstrom Avenue, Santa Ana, California and identified in Schedule 4 attached hereto; (vii) the goodwill incident to the business of TDC; (viii) all records of the Business including, without limitation, property, production, engineering, contract and accounting records, sales data and records, customer lists and other information relating to customers, catalogs, brochures, suppliers' names, mailing lists and any photographic and advertising materials;
(ix) all rights in to and under all Contracts, including purchase and sales orders and commitments, personal property leases and other agreements made in the ordinary course of business, including, without limitation, those set forth in Schedule 5 attached hereto; and (x) all of TDC's right, title and interest in and to all copyrights, service marks, trademarks, logos, trade names (including the name "BFM Transport Dynamics Corporation") , patents, patent


                                    1.4(a)-1
applications, licenses (including patent licenses) royalty rights and inventions, processes, know-how, formulae, trade secrets, compositions, designs, drawings, specifications, patterns, blueprints, plans, files, notebooks and records relating to research, engineering and development activities, production data and shop rights, including, without limitation, the items set forth in
Schedule 6 attached hereto.

            EXCEPT AS SET FORTH HEREIN AND IN SECTION 2 OF THE AGREEMENT, THE ASSETS HAVE BEEN EXAMINED BY BUYER AND ARE CONVEYED BY TDC TO BUYER "AS IS" AND "WHERE IS" AND TDC HEREBY EXPRESSLY DISCLAIMS THE EXISTENCE OF ANY WARRANTY OR REPRESENTATION, EITHER EXPRESS OR IMPLIED, AS TO CONDITION, MERCHANTABILITY, OPERATION, FITNESS FOR USE OR AS TO ANY MATTER WHATSOEVER.

            Subject to the terms and conditions of the Agreement, TDC hereby constitutes and appoints Buyer and its successors and assigns as TDC's true and lawful attorney and stead, on behalf of and for the benefit of Buyer, its successors and assigns, to demand and receive any and all of the Assets and to give receipts and releases for and in respect of the same and any part thereof, and from time to time to institute and prosecute in TDC's name or otherwise for the benefit of Buyer, its successors and assigns, any and all proceedings at law, in equity or otherwise, which Buyer, its successors and assigns, may deem proper for the collection or reduction to possession of any of the Assets or Assumed Liabilities or for the collection and enforcement of any claim or right of any kind hereby sold, conveyed, transferred, assigned and delivered, or intended so to be, and to do all acts and things in relation to the Assets and Assumed Liabilities that Buyer, its successors and assigns, shall deem desirable; TDC hereby declaring that the foregoing powers are coupled with an interest and are not and shall not be revocable by TDC in any manner for any reason whatsoever.

            From time to time after the date hereof, at the request of Buyer, TDC shall, without consideration, deliver such further instruments of transfer and shall take such other action as Buyer may reasonably request in order to convey more effectively any of the Assets transferred hereunder to Buyer.

            This Bill of Sale may be assigned and a security interest in this Bill of Sale may be granted by Buyer and may be enforced by any financial institution or other entity providing financing to Buyer for the transactions contemplated herein.


                                    1.4(a)-2

            This Bill of Sale is executed and delivered by TDC pursuant to the Agreement and shall be binding upon TDC, its successors and assigns for the uses and purposes above set forth and referred to, effective on the date first written above.

                                    1.4(a)-3

            IN WITNESS WHEREOF, TDC has executed this Bill of Sale on the day and year first written above.

                             BFM TRANSPORT DYNAMICS
                             CORPORATION,
                             a California corporation


                              By:
                                  -------------------------------
                                  Title:
                                         ------------------------


                                    1.4(a)-4

STATE OF NEW YORK   )
                    )  ss:
COUNTY OF KINGS     )

            On October __, 1992, before me, the undersigned a Notary Public in and for said County and State, personally appeared _________________________, known or proved to me on the basis of satisfactory evidence to be the _______________ of the corporation that executed the within instrument, and known to me to be the person who executed the within instrument on behalf of the corporation therein named, and acknowledged to me that, acting on behalf of such corporation, he executed the same.

WITNESS my hand and official seal.


                                   -----------------------------
                                   Notary Public in and for said
                                   County and State


                                    1.4(a)-5

                                 EXHIBIT 1.5(b)

                              ASSUMPTION AGREEMENT

            THIS ASSUMPTION AGREEMENT (this "Assumption Agreement") is made as of the 26th day of October, 1992, by RBC TRANSPORT DYNAMICS CORPORATION, a Delaware corporation ("Buyer").

                                R E C I T A L S:

            A. Buyer, Roller Bearing Holding Company, Inc., a Delaware corporation, BFM Aerospace Corporation, a Delaware corporation, and BFM Transport Dynamics Corporation, a California corporation ("TDC") , have entered into that certain Asset Purchase Agreement, dated as of the date hereof (the "Agreement").

            B. Pursuant to the Agreement, Buyer has agreed to assume certain of the debts, obligations, liabilities and claims of TDC as of the date hereof.

            C. All capitalized terms used herein without definition shall have the meanings given to them in the Agreement.

            NOW, THEREFORE, in consideration of the above premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer agrees as follows:

            Section 1.  Assumption of Liabilities.

            Buyer hereby assumes as of the date hereof and shall hereafter perform and discharge the following and only the following debts, obligations and liabilities of and claims against TDC: (i) all agreements, contracts, commitments, purchase orders, personal property leases and sales orders relating to the Business, including, without limitation, those items identified in
Schedule 1 attached hereto, but excluding, however, that certain Lease Agreement, dated November 1, 1988, by and between TDC and TD Land, Inc. with respect to the Premises; (ii) all debts, obligations, liabilities and claims identified in Schedule 2 attached hereto to the extent set forth therein; (iii) all debts, liabilities, obligations and claims arising from the operation of the Business after the date hereof; and (iv) all claims made after the date hereof for breach of warranty or product liability arising out of products shipped by Buyer after the date hereof with respect to which Buyer is unable to provide to TDC written or other reasonable


                                    1.5(b)-1
evidence that such products were manufactured by TDC and constituted finished goods on or prior to the date hereof.

            Section 2.  Governing Law.

            This Assumption Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California.

            Section 3.  Construction.

            This Assumption Agreement is subject to the terms and conditions of the Agreement and, notwithstanding anything contained herein to the contrary, this Assumption Agreement shall not be deemed to limit, enlarge or extinguish any obligation of TDC, Buyer or the other parties to the Agreement under the Agreement, all of which obligations shall survive the execution and delivery of this Agreement in accordance with the terms of the Agreement.

                                    1.5(b)-2

            IN WITNESS WHEREOF, Buyer has duly executed this Assumption Agreement as of the day and year first set forth above.

                                   RBC TRANSPORT DYNAMICS
                                   CORPORATION,
                                   a Delaware corporation


                                   By:
                                       ----------------------------
                                       Title:
                                              ---------------------


                                    1.5(b)-3

                                   SCHEDULE 1

                                    Contracts

                                   SCHEDULE 2

                            Other Assumed Liabilities

                               INDEX OF SCHEDULES

Schedule 1.1(a)          -     Excluded Assets

Schedule 1.1(a)(iii)     -     Inventory

Schedule 1.1(a)(iv)      -     Machinery and Furniture

Schedule 1.1(a)(vi)      -     Leasehold Improvements

Schedule 1.1(a)(ix)      -     Contracts

Schedule 1.1(a)(x)       -     Patent and Trademark Rights

Schedule 1.1(b)          -     Assumed Liabilities

Schedule 2.3             -     Government Consents and
                               Approvals (TDC)

Schedule 2.5             -     Encumbrances

Schedule 2.8             -     Taxes

Schedule 2.10            -     Disclosure Regarding Patents
                               and Trademark Rights

Schedule   2.11          -     Leases

Schedule   2.14          -     Employee Plans

Schedule   2.15          -     Compliance with Law

Schedule   2.17          -     Permits and Licenses

Schedule   2.19          -     Environmental Matters

Schedule 3.4             -     Government Consents and
                               Approvals (Buyer)

                                 Schedule 1.1(a)

                                 Excluded Assets

1. Lease agreement, dated November 1, 1988 between TDC and TD Land, Inc. with respect to the Premises.


                                      TDC-1

                              Schedule 1.1(a)(iii)

                                    Inventory

                                 August 31, 1992
                                  ($ in 000's)

                              AEROSPACE     INDUSTRIAL      TOTAL
                              ---------     ----------      -----

RAW MATERIAL                   $  219          $ 156      $   375

WORK-IN-PROCESS                 1,723            189        1,912

FINISHED GOODS                  1,074             74        1,148

RESERVES FOR INVENTORY
    EVALUATION                    (65)           (15)         (80)
                               ------          -----       ------

       TOTAL                   $2,951          $ 404       $3,355
                               ======          =====       ======



                                      TDC-2

                              Schedu1e 1.1(a) (iv)

                             Machinery and Furniture

See attached lists. The cost of each item referred to therein reflects the original book cost.


                                      TDC-3

                               Schedule 1.1(a)(vi)

                             Leasehold Improvements

                                      None


                                      TDC-4

                       This Schedule is also referenced in
                    Section 2.12 of the Purchase Agreement.

                               Schedule 1.1(a)(ix)

                                    Contracts

1. Multi-year Procurement Agreement with General Electric dated April 26, 1990 for purchase of various bearings. Agreement expires in three years, with an option for two additional years.

2.    The following Purchase Order agreements from customers:

                                  Order   Contract
Customer                          Date      000's         Ship Date
--------                          ----      -----         ---------

Jet                               1-92       82           2-92-Unscheduled
Western Methods                   4-91      106           2-92-Unscheduled
FMC                               1-92      167           7-92-1-94
Chalco                            1-90       82           10-92-3-93
Ambel Prec.                       9-91       96           1-93 Unscheduled
CPC                               5-91       77           11-92-11-93
Bell H/C                          5-90       62           5-94-10-94
U.S. Airforce                     3-92       94           1-93
Rolls-Royce                       7-91      122           Stop-Work
G.E. Ohio                         3-91      354           9-92-8-93
G.E. Ohio                         5-91       88           8-93-12-93
Lear Astronics                    7-92       89           10-92-5-94
P&W Ct.                           2-91       90           2-93-3-94
McDD H/C                          5-91      169           5-92-10-93
Northrop                          6-91      100           10-92-11-92
G.E.  Lynn                        7-90      302           2-93-1-95
G.E. Hooksett                     7-91      162           10-92-11-92
G.E. Hooksett                     2-92       98           12-92-8-93
G.E. Hooksett                     7-91      138           1-93
G.E. Hooksett                     7-91      138           12-91-11-92
G.E. Hooksett                     7-91       78           11-92
G.E. Hooksett                     7-91       59           1-93
G.E. Hooksett                     7-91       78           11-92-7-93
Bell H/C                          6-91       56           11-92-1-93
G.E. Hooksett                     3-91       82           11-92-Unscheduled
P&W Ct.                           5-89       96           8-92-6-94
G.E. Ohio                         7-90      408           9-92
Northrop                          8-92       60           6-93-10-93
Hill AFB                          7-92      287           5-93-9-93
U.S. Army                         5-92      195           Unscheduled
G.E. Lynn                         1-90      293           8-92-3-95
G.E. Ohio                         6-90       74           8-92-10-92
U.S. Army                         9-92       68           6-93


                                      TDC-5

G.E. Hooksett                     1-91      132           10-92
G.E. Ohio                        10-90       63           11-92
G.E. Hooksett                     1-91       95           Unscheduled
G.E. Hooksett                     2-92       98           2-93-10-93
G.E. Hooksett                     2-92      116           3-93-9-93
P&W Ct.                           3-87       79           Termination *
P&W Ct.                           7-90      131           6-93

See Schedule 2.3 which schedule is incorporated herein by reference.

3.    Manufacturers' Representative Agreements:

            (a)   Agreement with DP Aviation dated March 26, 1985.

            (b) Two agreements with Mills Associates dated February 4, 1985 and June 1, 1987.

            (c) Agreement with Magna Engineering Sales Co., Inc., dated November 2, 1983.

            (d)   Agreement with Interfast, Inc. dated January 12,
                  1973.

            (e)   Agreement with Benson Engineering dated June 1,
                  1987.

            (f)   Agreement with East Air Corporation dated September 14, 1991.

            (g)   Agreement with Erma Werke GmbH dated February 3, 1992.

4.    Personal Property Leases:

            (a) Three lease agreements between TDC and Xerox Corporation for lease of various copying equipment and engineering systems. Leases expire between September 1993 and October 1995.

            (b) Lease agreement between TDC and Bell Atlantic Tricon dated April 10, 1989 for lease of a Cannon NP 3225F Copier. Lease expires April 1993.

* Contract has been terminated by customer and certain termination charges may be owed by customer.


                                      TDC-6

            (c) Lease agreement between TDC and KS&C Industries dated January 29, 1992 for the rental of various gauges and fixtures. Lease expires December 31, 1992.

            (d) Lease agreement between TDC and New Era Supplier dated February 15, 1991 for lease of three hot/cold water coolers. Lease expires February 14, 1994.

TDC and GSI

1.    Compensation Agreements:

      (a) Letter Agreement dated March 14, 1990 regarding payment to Frank Cole of Deferred Bonus.

      (b) Letter dated April 10, 1992 regarding proposals for the 1992 Key Employee Incentive Bonus Program.

2. Security Maintenance Agreement dated July 19, 1991 between Sea Coast Security System and TDC. Agreement expires June 30, 1994.

3. Equipment Maintenance and Service Agreement dated October 1, 1991 between MS-COM Telecommunications and TDC.

4.    Maintenance Agreement dated June 15, 1987 between IDEA Servcom and TDC.

5.    Personal Property Leases:

      (a) Vehicle lease agreements between TDC and McCullagh-Gelco for the use of seven company vehicles by TDC's president and field sales personnel. Leases have various expiration dates.

      (b) Lease agreement between TDC and G.E. Capital Business Center for lease of ROLM VXCBX telephone system. Lease expires December 31, 1992.

6. Erma Werke GmbH has a paid-up license for the use of the technological know-how relating to FIBERGLIDE and the use of the FIBERGLIDE(R) trademark.


                                      TDC-7

                               Schedule 1.1(a)(x)

                           Patent and Trademark Rights

                              See also Section 2.10

1.  U. S. Patents

U.S. Patent No.    Issue Date             Title
---------------    ----------             -----
No. 4,080,015      March 21, 1978         Sealed Bearing

2.  U. S. Trademark Registrations

Trademark        Registration No.     Expiration Date**
---------        ----------------     -----------------

DYNASPHERE            781,731            12-15-2004

FABROID               651,079            09-03-1997

FIBERGLIDE            703,508            08-30-2000

FIBRILEX            1,081,557            01-10-1998

FIBRILOID           1,005,036            02-18-1995

THERMALOID          1,617,323            10-16-2000

3.   Foreign Trademark Registrations

                                         Expiration      Class
Country      Trademark      Regis. No.     Date**      of Goods
-------      ---------      ----------     ------      --------

*Argentina    FABROID        1,150,953   07-01-1995    Bearings (#6)

*Argentina    FABROID        1,150,954   07-01-1995    Bearings (#7)

*Argentina    FABROID        1,150,956   07-01-1995    Bearings (#12)

*Argentina    FIBERGLIDE     1,150,955   07-01-1995    Bearings (#6)

*Argentina    FIBERGLIDE     1,150,957   07-01-1995    Bearings (#7)

*Argentina    FIBERGLIDE     1,150,958   07-01-1995    Bearings (#12)

 Australia    FABROID        A186,490    03-13-1999    Bearings (#7)

 Australia    FABROID        A196,586    03-13-1999    Bearings (#12)

 Australia    FIBERGLIDE      186,488    08-13-1999    Bearings (#7)


                                      TDC-8

                                        Expiration    Class
Country      Trademark     Regis. No.     Date**      of Goods
-------      ---------     ----------     ------      --------

Australia    FIBERGLIDE      196,567    08-13-1999    Bearings (#12)

Canada       FABROID         137,562    10-02-1994    Bearings

Canada       FIBERGLIDE      123,503    08-09-2006    Bearings

Canada       FIBRILOID       211,048    01-06-2006    Bearings

Italy        FABROID         459,737    04-09-2004    Bearings (#1,7,17)

Italy        FIBERGLIDE      291,535    02-14-1993    Bearings (#6,7)

Italy        FIBRILOID       299,376    10-25-1993    Bearings

Japan        FABROID         678,008    06-11-1995    Bearings (#9)

Sweden       FIBERGLIDE      113,762    08-13-1995    Bearings (#7)

U.K.         FIBERGLIDE      819,203    04-07-1996    Bearings (#7)

U.K.         THERMALOID     1,400,234   10-16-2000    Bearings

W. Germany   FABROID         810,100    03-13-1994    Bearings

W. Germany  FIBERGLIDE       757,565    04-05-2001    Bearings (#6,7,12,17)

W. Germany  FIBRILOID        939,229    11-14-1993    Bearings (#7)

* Argentina has not provided formal recording documents for the trademarks listed herein:

      (a) FABROID(R), and

      (b) FIBERGLIDE(R)

      Argentina has advised TDC that all documents have been filed and reports are expected to be received in the near future from the patent and trademark office.

** The expiration dates listed herein are provided for reference purposes only and should not be considered as representations as to their accuracy.


                                      TDC-9

                                 Schedule 1.1(b)

                               Assumed Liabilities

1. Workers' compensation liabilities accrued on the balance sheet of TDC as of the date hereof (the "Balance Sheet"), which, as of August 31, 1992, were $28,000.

2.    All Employee Plans listed on Schedule 2.14.

3. Frank Cole's deferred compensation pursuant to that certain Deferred Bonus Agreement dated March 14, 1990 (approximately $170,000).

4. Fifty percent of the amount of the liability, if any, for severance payments or termination benefits owing to Frank E. Cole pursuant to that certain Termination Benefits Agreement dated January 31, 1990.

5. Liability for benefit payments under the Severance Policy on account of the termination of any Transferred Employee occurring on or after the Closing.

6.    The Contracts (as defined in Section 1.1(a) (ix) of the Agreement).

7. Trade accounts payable accrued on the Balance Sheet, which, as of August 31, 1992, were $226,000.

8. Accrued payroll as accrued on the Balance Sheet, which, as of August 31, 1992, was $31,000.

9. Accrued payroll taxes and property taxes as accrued on the Balance Sheet, which, as of August 31, 1992, were $36,000.

10. The leases as set forth in Schedule 2.11, other than the lease agreement described in Schedule 1.1(a).

11. Product warranties for products shipped by Buyer after the date hereof with respect to which Buyer is unable to provide to TDC written or other reasonable evidence that such products were manufactured by TDC and constituted finished goods on or prior to the date hereof.

12. Vacation, holiday and sick leave accruals on the Balance Sheet, which, as of August 31, 1992, were $265,000.

13. Bonuses accrued on the Balance Sheet, if any, with respect to the Employee Incentive Bonus Proposal dated April 10, 1992, which, as of August 31, 1992, were zero.


                                     TDC-10

14. Any other liabilities on the Balance Sheet not listed herein, which, as of August 31, 1992, were approximately $95,000.


                                     TDC-11

                                  Schedule 2.2

                                   No Conflict

The terms of the lease between TDC and Xerox Corporation ("Xerox"), require the prior written consent of Xerox in connection with the assignment of such leases by TDC. TDC has undertaken to obtain such consents, which Xerox has informed TDC will be forthcoming.


                                     TDC-12

                                  Schedule 2.3

                        Government Consents and Approvals

A novation agreement, in accordance with Federal Acquisition Regulations System subpart 42.12, is required on the following Government Contracts:

             Open U.S. Government Contracts as of September 30, 1992

Dept. of the Army-St. Louis, MO

F04606-91-G-0038-BSO1
DAAJO9-92-C-0864
DAAJO9-92-C-0865
DAAJO9-92-P-1051
DAAJO9-92-P-1160
DAAJO9-92-C-0503

Dept. of the Air Force

F04606-92-G-0021-QPOl          Hill AFB
F04606-92-G-0021-RJOl          Warner Robins AFB
F04606-92-G-0021-5A05          Kelly AFB
F42620-92-M-0995               Hill AFB
F42630-92-M-1313               Hill AFB
F41608-92-D-1523               Kelly AFB
F34601-92-M-2193               Kelly AFB
F04606-92-G-0021-SA03          Kelly AFB
F42630-92-C--721               Hill AFB


Defense Industrial Supply Center - Philadelphia, PA.

DLA5OO-92-M-MK06 DLA5OO-92-M-GBl6 DLA5OO-92-M-MAl7 DLA5OO-92-M-RV27 DLA5OO-92-M-UN28 DLA5OO-92-M-VC2S DLA5OO-92-M-TM9l DLA5OO-92-M-UC97 DLA5OO-92-C-1288 DLA5OO-92-M-EY55 DLA5OO-92-M-KF98 DLA5OO-92-M-LY77
DLA5OO-92-M-0E98 DLA5OO-92-M-5U17 DLA5OO-92-M-5N67


                                     TDC-13

DLA5OO-92-M-CXO7
DLA5OO-92-M-UG97
DLA5OO-92-M-VP4O
DLA5OO-93-M-0633
DLA5OO-93-M-0484

U.S. Army - Corpus Christi, Texas

DAAC83-92-D-0003

Defense Construction Supply Center, Columbus, OH

DLA750-92-M-7319

U.S. Navy Aviation Supply Office, Philadelphia, PA

N00383-92-P-Z984

U.S. Army AVN & Troop CMD, St. Louis, MO

DAAJO9-92-C-0894


                                     TDC-14

                                  Schedule 2.5

                                  Encumbrances

      Type of Filing        Date and Place of           Parties
                            Filing
--------------------------------------------------------------------------------
1.    UCC-l                 12/07/89                    BFM Transport Dynamics,
      Financing             California Secretary        as Debtor, and Xerox
      Statement             of State                    Corporation, as Secured
                                                        Party


                                     TDC-15

                                  Schedule 2.8

                                      Taxes

Federal income tax returns of BFM have not been audited. California income tax returns of BFM have been audited through October 31, 1989.

Sales tax returns have been audited through calendar year 1990. Property tax statements have been audited for the 1992-93 tax year.


                                     TDC-16

                                  Schedule 2.10

                          Disclosure Regarding Patents
                              and Trademark Rights

A. Argentina has not provided formal recording documents for the trademarks listed herein:

            (a)   FABROID(R), and

            (b)   FIBERGLIDE(R)

      Argentina has advised TDC that all documents have been filed and reports are expected to be received in the near future from the patent and trademark office.

B. Erma Werke GmbH has a paid-up license for the use of the technological know-how relating to FIBERGLIDE and the use of the FIBERGLIDE(R) trademark.


                                     TDC-17

                        This Schedule is also referenced
                   in Section 2.12 of the Purchase Agreement.

                                  Schedule 2.11

                                     Leases

1. Three lease agreements between TDC and Xerox Corporation for lease of various copying equipment and engineering systems. Leases expire between September 1993 and October 1995.

2. Lease agreement between TDC and Bell Atlantic Tricon dated April 10, 1989 for lease of a Cannon NP 3225F Copier. Lease expires April 1993.

3. Lease agreement between TDC and KS&C Industries dated January 29, 1992 for the rental of various gauges and fixtures. Lease expires December 31, 1992.

4. Lease agreement between TDC and New Era Supplier dated February 15, 1991 for lease of three hot/cold water coolers. Lease expires February 14, 1994.

5. Lease agreement dated November 1, 1988 between TDC and TD Land, Inc. with respect to the Premises.

      TDC and GSI

1. Vehicle lease agreements between TDC and McCullagh-Gelco for the use of seven company vehicles by TDC's president and field sales personnel. Leases have various expiration dates.

2. Lease agreement between TDC and G.E. Capital Business Center for lease of ROLM VXCBX telephone system. Lease expires December 31, 1992.


                                     TDC-18

                                  Schedule 2.12

                            Contracts and Commitments

1.    Severance Policy

2. Termination Benefits Agreement, dated January 31, 1990, by and between TDC and Frank E. Cole

3. Documents executed by TDC in connection with BFM's Credit Agreement with Wells Fargo.


                                     TDC-19

                                  Schedule 2.14

                             Employee Benefit Plans

A.    Employee Plans

      1.    Medical Benefit Plans for Salaried Employees:

            (a)   Blue Cross Prudent Buyer Plan;

            (b)   Pacificare HMO (for I.A.M. Union Hourly Employees only);

            (c)   Blue Cross California Care HMO; and

            (d)   Blue Cross Out-of-State Plan.

      2.    Dental Benefit Plans for Salaried and Hourly Employees:

            (a)   Confederation Life;

            (b)   Denticare HMO; and

            (c)   Dental Net HMO.

B.    Multi-Employer Plans

      1.    I.A.M. National Pension Fund Trust Agreement.

      2.    Vision Care Plan for I.A.M. Union Employees.

      3.    Air-Conditioning and Refrigeration Industry Retirement Trust Fund.

      4. Air-Conditioning and Refrigeration Industry Health and Welfare Trust Fund.


                                     TDC-20

                                  Schedule 2.15

                               Compliance with Law

            The following is an index showing all communications between TDC and the County Sanitation District of Orange County ("District") in connection with a Probation Order issued to TDC pursuant to Section 602 of the District's Wastewater Discharge Regulations for discharging cadmium and chromium contaminated water into the District's sewer system. Copies of said communications have been or will be provided to the Buyer upon its request.

DATE                                 SUBJECT
----                                 -------

12/20/90 Probation Order Regarding Violations of Cadmium and Chromium Discharge Limits.

05/28/91          Pre-Treatment System Drawing Review.

10/31/91          Amendment to Enforce Compliance Schedule Agreement.

01/22/92          Review of Operation and Maintenance Manual.

09/01/92          Notice of Violation Regarding Cadmium Discharge Limits.


                                     TDC-21

                                  Schedule 2.17

                              Permits and Licenses

                        Government Licenses and Permits.

a. County of Orange Health Care Agency Environmental Health Waste Management (#929).

b. State Board of Equalization Special Tax Division Hazardous Waste Disposal (EPA CAD # 046057063).

C. Division of Occupational Safety & Health Permit to operate liquified petroleum gas tanks, expires 2/9/93.

d. City of Santa Ana 1992 Business License Tax Workers Compensation Verification Statement for the 1992 tax period (#0142519).

e. State Water Resource Control Board Notice of Intent for General Permit to Discharge Storm Water application submitted 3/31/92.

f. County Sanitation District of Orange County, California Industrial Waste Division Class I Permit for discharge of waste water (#1-335) expired 3/31/92 and a new application has been submitted.

g. South Coast Air Quality Management District : D06962 - oven, plastic/resin curing; D06963 - oven, plastic/resin curing; D06964 - oven, plastic/resin curing; D07303 - degreaser solvent dip - greater than 1 pound/day scrubber other; D06965 - absorber scrubber other; D34079 - soil treat vapor extracts other VOC above; all expiring 12/16/92. An application has been submitted for a waste water treatment system (application #261180).


                                     TDC-22

                                  Schedule 2.19

                              Environmental Matters

                      Copies of the following audit reports
                          have been provided to Buyer:

                           ENVIRONMENTAL AUDIT REPORTS

                                      INDEX

Date       From         To            Subject

3-1-89     Targhee      Frank Cole    Environmental Audit Report

7-3-89     Targhee      Frank Cole    Transmittal Letter and Report of
                                      Phase II Sub-Surface
                                      Investigation Report - Final

7-7-89     Targhee      Water Bd.     Subsurface Investigation Report

11-1-89    Water Bd.    Frank Cole    Phase II Subsurface Investigation Report

11-9-89    Targhee      Frank Cole    Proposed Workplan - Additional
                                      Phase II Sub-surface
                                      Investigation & Soil Remediation

1-29-90    Targhee      Water Bd.     Transmittal Letter - Supplement
                                      to Approved Workplan for
                                      Additional Phase II Subsurface
                                      Investigation and Soil Remediation

2-28-90    Water Bd.    Frank Cole    Approval of Phase II Soil
                                      Remediation Workplan

4-20-90    Targhee      Water Bd.     Site Remediation

5-21-90    Water Bd.    Frank Cole    Approval of Modifications to
                                      Phase II Soil Remediation Workplan

6-6-90     Targhee      Water Bd.     Report of Soil Remediation

7-19-90    Targhee      Water Bd.     Groundwater Remediation Plan

7-31-90    Water Bd.    Frank Cole    Approval of Phase II Soil
                                      Remediation


                                     TDC-23

8-21-90    Targhee      Frank Cole    Report of Findings - Subfloor
                                      Analysis at Plating Shop and
                                      Report dated 8-22-90

9-24-90    Water Bd.    Frank Cole    Approval of Conceptual
                                      Groundwater Remediation Workplan

10-23-90   Targhee      Water Bd.     Transmittal Letter with
                                      Bioremediation Workplan

12-19-90   Water Bd.    Frank Cole    Approval of Workplan for
                                      Excavated Soil Remediation

1-16-91    Targhee      Water Bd.     Groundwater Remediation Plan

2-28-91    Water Bd.    Frank Cole    Transmittal of Adapted Order No.
                                      91-20 containing Waste Discharge
                                      Requirements for Ground-Water
                                      Cleanup Project

3-6-91     Water Bd.    Frank Cole    Groundwater Remediation Plan,
                                      Approval of

6-18-91    Targhee      Frank Cole    Quarterly Report of Soil
                                      Bioremediation Program

7-8-91     Targhee      Water Bd.     Groundwater Monitoring Results
                                      of 5-24-91 Sampling

8-19-91    Targhee      Water Bd.     Final Analytical Data for Soil
                                      Bioremediation

9-11-91    Targhee      Frank Cole    Closure Report for Soil
                                      Bioremediation

9-16-91    Targhee      Water Bd.     Quarterly Groundwater Monitoring
                                      Report

9-23-91    Targhee      Frank Cole    Estimated Yearly Operating Costs
                                      for Groundwater Remediation

11-1-91    Targhee      Frank Cole    Closure Letter from City of
                                      Santa Ana Fire Department for
                                      Soil Bioremediation

12-16-91   Water Bd.    Frank Cole    Approval of Closure of Soil
                                      Bioremediation

12-17-91   Targhee      Water Bd.     Quarterly Groundwater Monitoring
                                      Report


                                     TDC-24

3-24-92    Targhee      Water Bd.     Quarterly Groundwater Monitoring
                                      Report

6-19-92    Targhee      Water Bd.     Quarterly Groundwater Monitoring
                                      Report

6-26-92    Targhee      Frank Cole    Estimated Yearly Operating Costs
                                      for Ground Water Remediation

9-11-92    Targhee      Water Bd.     Quarterly Groundwater Monitoring
                                      Report


                                     TDC-25

                                  Schedule 3.4

                    Government Consents and Approvals (Buyer)

            Consents required pursuant to the Federal Assignment of Contracts Act, 41 U.S.C. Section 15, the Assignment of Claims Act, 31 U.S.C. Section 3727 (the "Statutes") and the regulations implementing the Statutes.


                                     TDC-26